Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

among

PIKE HOLDINGS, INC.,

PIKE ELECTRIC, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,

as Administrative Agent,

J.P. MORGAN SECURITIES INC.,

as Syndication Agent,

NATIONAL CITY BANK,

as Documentation Agent,

and

BARCLAYS CAPITAL

and
J. P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers and Joint Bookrunners

Dated as of July 1, 2004

 i

ANNEXES:

1.1A	Commitments and Addresses
1.1B	Mortgaged Properties
5.1(h)(iii)	Mortgaged Aircraft
5.1(p)	Approvals
6.4	Litigation
6.12	Taxes
6.13	ERISA
6.14	Subsidiaries
6.16	Environmental Matters
6.21	Regulation H
8.3(d)	Existing Liens
8.4(d)	Existing Indebtedness
8.6(d)	Existing Investments
8.10	Affiliate Transactions

EXHIBITS:

A	Form of Notice of Borrowing
B-1	Form of Term Note
B-2	Form of Revolving Note
C	Form of Letter of Credit Request
D	Form of Assignment Agreement
E	Form of Closing Certificate
F	Form of Exemption Certificate
G-1	Form of Opinion of Cravath, Swaine & Moore
G-2	Form of Opinion of Bell Davis & Pitt
H	Form of Amended and Restated Guarantee and Collateral Agreement
I	Form of Real Property Mortgage
J	Form of Aircraft Mortgage
K	Form of Compliance Certificate

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 1, 2004, among PIKE HOLDINGS, INC. (“Holdings”), a North Carolina corporation, PIKE ELECTRIC, INC. (the “Borrower”), a North Carolina corporation, the lending and other financial institutions listed from time to time on Annex 1.1A hereto (each a “Lender” and, collectively, the “Lenders”), NATIONAL CITY BANK, as documentation agent (in such capacity, the “Documentation Agent”), BARCLAYS CAPITAL and J.P. MORGAN SECURITIES INC., as co-lead arrangers and joint bookrunners (collectively, in such capacity, the “Arrangers”), J.P. MORGAN SECURITIES INC., as syndication agent (the “Syndication Agent”), and BARCLAYS BANK PLC, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

W I T N E S S E T H:

          WHEREAS, the Borrower is a party to the Credit Agreement, dated as of April 18, 2002 (as amended, supplemented or otherwise modified from time to time prior to the amendment and restatement provided for herein, the “Existing Credit Agreement”), among Holdings, the Borrower, the lending and other financial institutions listed from time to time on Annex 1.1A thereto, the Arrangers referred to therein, the Syndication Agent referred to therein and the Administrative Agent;

          WHEREAS, the Borrower has entered into a Stock Purchase Agreement, dated as of May 4, 2004 (the “Acquisition Agreement”), with the Mick Dubea 2003 Grantor Retained Annuity Trust, John Charles Simpson 2003 Grantor Retained Annuity Trust for John, Jr., John Charles Simpson 2003 Grantor Retained Annuity Trust for Angela, Simeon A. Thibeaux, Jr., Mick J. Dubea, John C. Simpson (each of the foregoing being referred to as a “Seller”) and Red Simpson, Inc., a Louisiana corporation (“Red Simpson”), pursuant to which the Borrower has agreed to purchase (the “Acquisition”) all the outstanding shares of common stock, no par value, of Red Simpson (constituting all the issued and outstanding capital stock of Red Simpson);

          WHEREAS, Holdings and the Borrower have requested that the Existing Credit Agreement be amended and restated as provided herein for the purposes, among others, of increasing the amount of the Term Facility to $300,000,000 to provide funds to finance the Acquisition and increasing the amount of the Revolving Facility to $70,000,000 to provide sufficient funding for the working capital needs and general corporate purposes of the Borrower and its Subsidiaries after giving effect to the Acquisition; and

          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and which remain outstanding, or evidence repayment of any of such obligations and liabilities, and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;

          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Effective Date, the Existing Credit Agreement shall be, and hereby is, amended and restated to read in its entirety as follows:

          SECTION 1. AMOUNT AND TERMS OF CREDIT.

          1.1. Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans shall be drawn, to the extent such Lender has a Commitment under such Facility, under the Term Facility, the Revolving Facility and the Swingline Facility, as set forth below:

     (a) Loans under the Term Facility (each a “Term Loan” and, collectively, the “Term Loans”) (i) shall be made pursuant to a single borrowing which shall be on the Effective Date and (ii) shall not exceed in aggregate principal amount for any Lender at the time of incurrence thereof the Term Commitment, if any, of such Lender. Once repaid, Term Loans borrowed hereunder may not be reborrowed.

     (b) Loans under the Revolving Facility (each a “Revolving Loan” and, collectively, the “Revolving Loans”) (i) shall be made, subject to the last sentence of this Section 1.1(b), at any time and from time to time on and after the Effective Date and prior to the Revolving Facility Final Maturity Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s Revolving Percentage and (y) the sum of (I) the aggregate amount of Letter of Credit Outstandings at such time and (II) the aggregate principal amount of all Swingline Loans then outstanding, equals the Revolving Commitment of such Lender at such time and (v) shall not exceed in aggregate principal amount at any time outstanding, when added to the sum of (x) the aggregate amount of Letters of Credit Outstandings at such time and (y) the aggregate principal amount of all Swingline Loans then outstanding, the Total Revolving Commitment. The Revolving Loans may be borrowed on the Effective Date in an aggregate amount not to exceed $5,000,000.

     (c) Subject to and upon the terms and conditions herein set forth, the Swingline Lender, in its individual capacity, agrees, at any time and from time to time after the Effective Date and prior to the Swingline Expiry Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be made and maintained as ABR Loans, (ii) shall not exceed at any time outstanding the Swingline Commitment, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with (x) the aggregate principal amount of all Revolving Loans then outstanding and (y) all Letter of Credit Outstandings at such time, the Total Revolving Commitment then in effect, and (iv) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Expiry Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice (which notice of rescission such Person or Persons shall give to the Swingline Lender promptly upon the discontinuance of such Default or Event of Default) or (ii) the waiver of such Default or Event of Default in accordance with this Agreement. Also, the Swingline Lender shall not have any obligation to make any Swingline Loan in the event a Lender Default exists unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s or Lenders’ obligations to fund Mandatory Borrowings, including by collateralizing such Defaulting Lender’s or Lenders’ Revolving Percentages of the Swingline Loans outstanding from time to time. On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.5), in which case a Borrowing of Revolving Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all

Lenders with a Revolving Commitment pro rata based on such Lender’s Revolving Percentages and the proceeds thereof shall be applied directly to the Swingline Lender to repay such outstanding Swingline Loans. Each Lender with a Revolving Loan Commitment hereby irrevocably agrees to make such Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for a Borrowing specified in Section 1.2, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) the date of such Mandatory Borrowing and (iv) any reduction in the Total Revolving Commitment after such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender with a Revolving Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty), by assignment, such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Revolving Percentages, provided that all interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective purchase is made and, to the extent attributable to such purchase, shall be payable to such Lender purchasing same from and after such date of purchase. Each Lender’s obligations pursuant to the preceding sentence shall be absolute and unconditional. Notwithstanding the foregoing provisions of this Section 1.1(c), there shall be no Swingline Loans outstanding on the last day of any calendar quarter.

          1.2. Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing under a Facility shall not be less than the Minimum Borrowing Amount for such Facility (except that Mandatory Borrowings shall be made in the amounts required by Section 1.1(c)). More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than twelve Borrowings of Eurodollar Loans.

          1.3. Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans under any Facility (other than the Swingline Facility and any Mandatory Borrowings), it shall give the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans to be made hereunder; provided that the Loans made on the Effective Date shall initially be ABR Loans. Each such notice (each a “Notice of Borrowing”) shall be in the form of Exhibit A and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

          (b) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Swingline Lender no later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of such incurrence. Each such notice shall specify in each case (i) the date of Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

          (c) Mandatory Borrowings shall be made upon the notice specified in Section 1.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

          (d) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower as a person entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

          1.4. Disbursement of Funds. (a) No later than 1:00 P.M. (2:00 P.M. in the case of Swingline Loans) (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office, and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.8, for the respective Loans.

          (b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

          1.5. Evidence of Indebtedness (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 12.4(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

          (c) The accounts of each Lender and the entries made in the Register maintained pursuant to Sections 1.5(a) and (b), respectively, shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Loans, as the case may be, of such Lender, substantially in the form of Exhibit B-1 or B-2, respectively, with appropriate insertions as to date and principal amount.

          1.6. Conversions. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to a single Facility (other than under the Swingline Facility, with all Swingline Loans to at all times be maintained as ABR Loans) into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into ABR Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) ABR Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion or, if a Default or an Event of Default is in existence on the date of the conversion, if neither the Administrative Agent nor any Lender objects to such conversion, and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.6 shall be limited in numbers as provided in Section 1.2. Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day’s, in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion”) specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Notwithstanding the foregoing or the provisions of Section 1.9, if a Default under Section 9.1 or an Event of Default is in existence at the time any Interest Period in respect of any Borrowing of Eurodollar Loans is to expire and the Administrative Agent or the Required Lenders have determined that a continuation of Eurodollar Loans as such is not appropriate, such Loans may not be continued as Eurodollar Loans but instead shall be automatically converted on the last day of such Interest Period into ABR Loans.

          1.7. Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Term Commitments or Revolving Commitments, respectively. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

          1.8. Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Alternate Base Rate in effect from time to time.

          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.

          (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Margin, provided that each Eurodollar Loan shall bear interest after maturity (whether by acceleration or otherwise) until the end of the Interest Period then applicable thereto at a rate per annum equal to 2% in excess of the rate of interest applicable thereto at maturity.

          (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 2004, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six, nine or twelve months, on the date occurring every three months after the first day of such Interest Period during such Interest Period and (iii) in respect of each Loan (x) other than a Revolving Loan that is an ABR Loan, on any prepayment or conversion (on the amount prepaid or converted) and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) All computations of interest hereunder shall be made in accordance with Section 12.7(b).

          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.

          1.9. Interest Periods. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period (or, with the unanimous written consent of the Lenders under the applicable Facility, a nine or twelve month period). Notwithstanding anything to the contrary contained above:

     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

     (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any

Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iv) no Interest Period shall extend beyond the applicable Final Maturity Date;

     (v) no Interest Period with respect to any Borrowing of Term Loans may be elected that would extend beyond any date upon which a Scheduled Repayment in respect of such Term Loans is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans permitted to be outstanding after such Scheduled Repayment; and

     (vi) no Interest Period may be elected at any time when both (x) a Default under Section 9.1 or an Event of Default is then in existence, and (y) the Administrative Agent or any Lender objects to such an election.

          (b) If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

          1.10. Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

     (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate); or

     (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Effective Date in any law, governmental rule, regulation, guideline or order (or interpretation or application thereof);

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for ABR Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), cancel said Borrowing or convert the related Notice of Borrowing into one requesting a Borrowing of ABR Loans, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

          (c) If any Lender shall have determined that after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing by an amount deemed by such Lender to be material the rate of return on such Lender’s or holding company’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or holding company for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

          (d) Notwithstanding any other provision of Section 1.10 or 2.5, no Lender shall demand compensation for any increased cost or reduction or other amount referred to above or in Section 2.5 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

          1.11. Compensation. (a) The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

          (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 2.5 or 4.4 is given by any Lender more than 60 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 2.5 or 4.4 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

          1.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 2.5 or 4.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10 or 4.4.

          1.13. Replacement of Lenders. If any Lender is owed increased costs or additional amounts, or the Borrower receives notice from any Lender or the Administrative Agent, under Section 1.10, 2.5 or 4.4, or any Lender becomes a Defaulting Lender, then the Borrower shall have the right, unless such Lender has theretofore removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or which caused it to be a Defaulting Lender, to replace in its entirety such Lender (the “Replaced Lender”), on ten Business Days’ prior written notice to the Administrative Agent and such Replaced Lender, with one or more other Persons (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent and, to the extent required by Section 12.4(b), reasonably acceptable to the Borrower (which acceptance in either case shall not be unreasonably withheld); provided, that: (i) at the time of any replacement pursuant to this Section 1.13, the Replaced Lender and the Replacement Lender shall enter into one or more Assignment Agreements, substantially in the form of Exhibit D (appropriately completed), pursuant to which the Replacement Lender shall acquire all of the Commitment and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (b) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.1 and (c) any other amounts payable to the Replaced Lender under this Agreement (including, without limitation, amounts payable under Section 1.11) and (ii) a Defaulting Lender shall be a Replaced Lender only to the extent permitted by law. Upon the execution of the respective assignment documentation, the payment of amounts referred to in the preceding sentence and, if so requested by the Replacement Lender, delivery to the Replacement Lender of appropriate Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

          SECTION 2. LETTERS OF CREDIT.

          2.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request the Letter of Credit Issuer at any time and from time to time on any Business Day on or after the Effective Date and prior to the Revolving Facility Final Maturity Date to issue, for the account of the Borrower and in support of (i) obligations of the Borrower and/or its Subsidiaries, contingent or otherwise, incurred in the ordinary course of their respective businesses, (ii) obligations of the Borrower and its Subsidiaries under insurance policies or related to self-insurance obligations, (iii) obligations of the Borrower and its Subsidiaries related to surety bonds and (iv) such other obligations of the Borrower and its Subsidiaries to any other Person that are reasonably acceptable to the Administrative Agent, and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer and the Administrative Agent (each such letter of credit, a “Letter of Credit” and collectively, the “Letters of Credit”). Letters of Credit issued under the Existing Credit Agreement shall continue to constitute Letters of Credit hereunder.

          (b) Notwithstanding the foregoing, (i) each Letter of Credit shall be denominated in Dollars, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to or at the time of, the issuance of the relevant Letter of Credit) at such time, would exceed either (x) $55,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding, an amount equal to the Total Revolving Commitment at such time (after giving effect to any reductions to the Total Revolving Commitment on such date), and (iii) each Letter of Credit shall have an expiry date occurring not later than the earlier of (x) one year after such Letter of Credit’s date of issuance although any Letter of Credit may be automatically renewable for successive periods, which shall in no event extend beyond the date referred to in clause (y) below, of up to 12 months (unless notice of non-renewal is given to the Borrower by the Letter of Credit Issuer, or such Letter of Credit does not include an automatic renewal provision) and (y) five Business Days prior to the Revolving Facility Final Maturity Date, on terms acceptable to the Administrative Agent and the Letter of Credit Issuer.

          2.2. Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written notice (including by way of telecopier) in the form of Exhibit C prior to 1:00 P.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a “Letter of Credit Request”), which Letter of Credit Request shall include an application for such Letter of Credit and any other documents that the Letter of Credit Issuer customarily requires in connection therewith. The Administrative Agent shall promptly notify each Revolving Lender of each Letter of Credit Request.

          (b) The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each Revolving Lender and the Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.

          2.3. Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit

Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), not later than 1:00 P.M. (New York time), on the Business Day immediately following the day that the Borrower receives notice from the Letter of Credit Issuer of such Unpaid Drawing, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the rate then applicable to Revolving Loans that are ABR Loans pursuant to Section 1.8(a) (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand.

          (b) The Borrower’s obligation under this Section 2.3 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided that, to the extent the Borrower has derived no benefit therefrom, the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer, and provided, further, that the foregoing shall not impair the Borrower’s right to claim damages suffered as a result of such wrongful payment made.

          2.4. Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Lender, and each Revolving Lender (each a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Revolving Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Revolving Lenders as provided in Section 3.1(b) and the Participants shall have no right to receive any portion of any Fronting Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments of the Revolving Lenders pursuant to Section 12.4(b), it is hereby agreed that, with respect to all then outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.4 to reflect the new Revolving Percentages of the assigning and assignee Revolving Lender.

          (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

          (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.3(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such Participant’s Revolving Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Participant’s Revolving Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Revolving Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer such other Participant’s Revolving Percentage of any such payment.

          (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to Section 2.4(c), the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Revolving Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Revolving Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

          (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

     (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

     (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

     (v) the occurrence of any Default or Event of Default.

          2.5. Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Effective Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Lender’s participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by the Letter of Credit Issuer or such Lender to the Administrative Agent), the Borrower, subject to Section 1.11(b), shall pay to the Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate the Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or any such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.5.

          SECTION 3. FEES; COMMITMENTS.

          3.1. Fees. (a) The Borrower agrees to pay to the Administrative Agent a Commitment Fee (“Commitment Fee”) for the account of each Lender for the period from and including the Effective Date to but not including the date the Total Commitment has been terminated, computed at a rate for each day equal to 1/2 of 1% per annum for such day on such Lender’s Unutilized Commitment. Such Commitment Fee shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the first date upon which all Commitments shall have been terminated, commencing in September 2004.

          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender pro rata on the basis of its Revolving Percentage, a fee in respect of each outstanding Letter of Credit (the “Letter of Credit Fee”) for each day computed at the rate equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans for such day on the Stated Amount of such Letter of Credit on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated, commencing in September 2004.

          (c) The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit (the “Fronting Fee”) computed at the rate of 1/4 of 1% per annum on the average daily Stated Amount of such Letter of Credit. Accrued Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated, commencing in September 2004.

          (d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment or transfer by a beneficiary of, a Letter of Credit such amount as shall at the time of such issuance, drawing, transfer or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments or transfers of, letters of credit issued by it.

          (e) The Borrower shall pay to the Administrative Agent (x) on the Effective Date for its own account and/or for distribution to the Lenders such fees as have heretofore been agreed to by the Borrower and the Administrative Agent and (y) for its own account such other fees as may be agreed to from time to time between the Borrower and the Administrative Agent, when and as due.

          (f) All computations of Fees shall be made in accordance with Section 12.7(b).

          3.2. Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Lenders with such a Commitment and (y) any partial reduction pursuant to this Section 3.2 shall be in the amount of at least $1,000,000 or a whole multiple thereof.

          3.3. Mandatory Adjustments of Commitments, etc. (a) The Total Commitment (and the Term Commitment, Revolving Commitment and Swingline Commitment of each Lender) shall terminate on the Expiration Date unless the Effective Date has occurred on or before such date.

          (b) The Term Commitment shall terminate in its entirety on the Effective Date (after giving effect to the making of the Term Loans on such date).

          (c) The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall terminate on the Revolving Facility Final Maturity Date.

          (d) The Swingline Commitment shall terminate on the Swingline Expiry Date.

          (e) The Total Revolving Commitment shall be permanently reduced at the times and in the amounts required under Section 4.2(b)(iii).

          SECTION 4. PAYMENTS.

          4.1. Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans and/or Revolving Loans and/or Swingline Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by 11:00 A.M. (New York time) one Business Day prior to the date of such prepayment (or 11:00 A.M. on the date of prepayment, in the case of Swingline Loans), which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 in the case of Eurodollar Loans, $500,000 in the case of ABR Loans or $100,000 in the case of Swingline Loans, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each prepayment of Term Loans pursuant to this Section 4.1 shall be applied to the then remaining Scheduled Repayments thereof as directed by the Borrower.

          4.2. Mandatory Prepayments.

          (a) Requirements:

     (i) If on any date (after giving effect to any other repayments or prepayments on such date) the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans plus (ii) the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, the Borrower shall repay on such date that principal amount of Swingline Loans and, after Swingline Loans have been paid in full, Unpaid Drawings and, after Unpaid Drawings have been paid in full, Revolving Loans, in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans, Unpaid Drawings and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect (any such excess, a “Total Revolving Commitment Excess Amount”), the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such Total Revolving Commitment Excess Amount, and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrower which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent and the Borrower, until the proceeds are applied to the Obligations, and which shall provide that a portion of the balance, if any, held in a cash collateral account established under such cash collateral agreement equal to the amount by which such balance exceeds the Total Revolving Commitment Excess Amount from time to time, shall be released to the Borrower, provided that (x) as a result of such release, a mandatory prepayment shall not be required under the first sentence of this paragraph (a)(i) unless such prepayment is made concurrently with such release, and (y) immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would result from such release.

     (ii) The Borrower shall be required to repay the principal amount of the Term Loans on the last day of March, June, September and December of each year and on the Term Facility Final Maturity Date, commencing September 30, 2004 (each such repayment, as the same may be reduced as provided in Sections 4.1 and 4.2(b), a “Scheduled Repayment”), each such installment on any such date to be in the amount set forth below opposite such date:

Date	Installment Amount
September 30, 2004	$750,000
December 31, 2004	$750,000
March 31, 2005	$750,000
June 30, 2005	$750,000
September 30, 2005	$750,000
December 31, 2005	$750,000
March 31, 2006	$750,000
June 30, 2006	$750,000
September 30, 2006	$750,000

Date	Installment Amount
December 31, 2006	$750,000
March 31, 2007	$750,000
June 30, 2007	$750,000
September 30, 2007	$750,000
December 31, 2007	$750,000
March 31, 2008	$750,000
June 30, 2008	$750,000
September 30, 2008	$750,000
December 31, 2008	$750,000
March 31, 2009	$750,000
June 30, 2009	$750,000
September 30, 2009	$750,000
December 31, 2009	$750,000
March 31, 2010	$750,000
June 30, 2010	$750,000
September 30, 2010	$750,000
December 31, 2010	$750,000
March 31, 2011	$750,000
June 30, 2011	$750,000
September 30, 2011	$750,000
December 31, 2011	$750,000
March 31, 2012	$750,000
Term Facility Final Maturity Date	All amounts outstanding in respect of the Term Loans

     (iii) On or before the third Business Day following the date of receipt thereof by Holdings and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, Qualified Sale/Leaseback Transaction or Recovery Event occurring after the Original Borrowing Date, an amount equal to 100% of the Net Cash Proceeds then received from such Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction shall be applied as a mandatory repayment of principal of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii), provided that Net Cash Proceeds from Asset Sales or Recovery Events from and after the Original Borrowing Date shall not be required to be used to so repay Term Loans or applied in accordance with Section 4.2(b)(iii) to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a “Reinvestment Election”) on or prior to the Reinvestment Prepayment Date; provided, further, that if any such Net Cash Proceeds are not so reinvested on or prior to the Reinvestment Prepayment Date, such Net Cash Proceeds shall promptly thereafter be applied toward prepayments of the Term Loans in accordance with this paragraph and then in accordance with Section 4.2(b)(iii); provided further that no such repayment pursuant to this Section 4.2(a)(iii) will be required to be made until the aggregate Net Cash Proceeds required to be applied pursuant to this Section 4.2(a)(iii) and not yet so applied equals $750,000, at which time all such Net Cash Proceeds in excess of such $750,000 shall be so applied. The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale or Recovery Event if (x) the Reinvestment Test is satisfied on the date of delivering the Reinvestment Notice referred to below and (y) the Borrower delivers a Reinvestment Notice to the Administrative Agent by the third Business Day following the date of the consummation of the respective Asset Sale or the date of such Recovery Event, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale or Recovery Event equal to the Anticipated Reinvestment

Amount specified in such Reinvestment Notice, provided that the Borrower shall not be required to deliver a Reinvestment Notice to the Administrative Agent with respect to reinvestments in Reinvestment Assets unless and until the aggregate Net Cash Proceeds required to be applied pursuant to this Section 4.2(a)(iii) equals at least $750,000.

     (iv) On or before the third Business Day following the date of the receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 100% of the cash proceeds (net of reasonable and documented underwriting discounts and commissions, other banking and investment banking fees, attorneys’, advisors’, consultants’ and accountants’ fees and other customary fees and other costs associated therewith) of the incurrence of Indebtedness by Holdings and/or any of its Subsidiaries (other than Indebtedness permitted by Section 8.4), shall be applied as a mandatory repayment of principal of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii).

     (v) On or before the third Business Day following the date of the receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 50% of the cash proceeds (net of reasonable and documented discounts and commissions, other banking and investment banking fees, attorneys’, advisors’, consultants’ and accounts’ fees and other customary fees and other costs associated therewith) of the sale or issuance after the Effective Date of capital stock of Holdings or any of its Subsidiaries by Holdings and/or any of its Subsidiaries in an initial public offering, shall be applied as a mandatory repayment of principal of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii).

     (vi) On or before each date which is three Business Days after the earlier of (i) the date on which the financial statements of Holdings referred to in Section 7.1(a), for the fiscal year of Holdings and its Subsidiaries with respect to such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered (commencing with the fiscal year ending on June 30, 2005), an amount equal to the excess, if any, of (x) Excess Cash Flow for such fiscal year, multiplied by the Applicable Prepayment Percentage for such fiscal year of Holdings and its Subsidiaries over (y) the aggregate principal amount of Term Loans prepaid during such fiscal year pursuant to Section 4.1, shall be applied as a mandatory repayment of principal of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii).

     (vii) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal amount of the then outstanding Term Loans and then in accordance with Section 4.2(b)(iii).

     (viii) Two Business Days after the Borrower receives a cash refund of the Adjusted Purchase Price pursuant to Section 1.06 of the Acquisition Agreement in connection with an increase in the amount of the Deferred Compensation Liability, an amount equal to 100% of such cash refund shall be applied as a mandatory prepayment of the principal of the then outstanding Term Loans.

     (b) Application:

     (i) Each mandatory repayment of Term Loans required to be made pursuant to Sections 4.2(a)(iii), (iv), (v), (vii) or (viii) shall be applied to the repayment of the then remaining applicable Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment). Each mandatory prepayment of Term Loans required to be made pursuant to Section 4.2(a)(vi) shall be applied to the repayment of the then remaining applicable Scheduled Repayments in the direct order of maturity.

     (ii) With respect to each prepayment of Loans required by Section 4.2, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) the Borrower shall first so designate all ABR Loans and Eurodollar Loans under an affected Facility with Interest Periods ending on the date of repayment prior to designating any other Eurodollar Loans and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. If the Borrower is required by this Section 4.2 (other than pursuant to Section 4.2(a)(ii)) to repay any Eurodollar Loans and such prepayment will result in the Borrower being required to pay breakage costs under Section 1.11 (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by notice to the Administrative Agent, to have the provisions of the following sentence be applicable. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of the relevant Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account). In the absence of a designation and/or election by the Borrower as described in the preceding sentences, the Administrative Agent shall, subject to the first sentence of this paragraph, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

     (iii) If the Term Loans shall have been prepaid in full, then, on each occasion that a mandatory prepayment under Sections 4.2(a)(iii), (iv), (v), (vi) or (vii) would have been required if Term Loans were outstanding, the Revolving Commitments shall be reduced by the amount of the prepayment that would have been so required. Any such reduction shall be accompanied by a prepayment of the Revolving Loans and/or Swingline Loans and/or a cash collateralization of Letter of Credit Outstandings to the extent required by Section 4.2(a)(i).

     4.3. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments made by the Borrower under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made by the Borrower on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          4.4. Net Payments. (a) All payments made by the Borrower hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense. Except as provided for in this Section 4.4(a), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, with respect to the Administrative Agent, the Arrangers, the Syndication Agent, any Lender or any other recipient of any such payment, (i) any tax imposed on or measured by the net income (or any franchise tax based on net or gross income) of such recipient pursuant to the laws of the United States or of the jurisdiction (or any political subdivision or taxing authority thereof or therein) under which such recipient is organized or in which the principal office or applicable lending office of such recipient is located or (ii) any branch profits taxes imposed by the United States or any similar tax imposed under the laws of any political subdivision or taxing authority of any such jurisdiction in which the Borrower is located) and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts (after payment of all Taxes) as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note or in such other Credit Document, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 4.4(b) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of assignment (or designation of a new lending office), to receive additional amounts from the Borrower with respect to such Taxes pursuant to this Section 4.4(a). The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes levied or imposed and paid or withheld by the Administrative Agent or such Lender, provided however, that the Borrower shall not be obligated to reimburse the Administrative Agent or such Lender in respect of penalties, interest or similar liabilities attributable to any such Taxes if (i) such penalties, interest or similar liabilities are attributable to a failure or delay by the Administrative Agent or such Lender to make a written request therefor or (ii) such penalties, interest or similar liabilities have accrued after the Borrower had indemnified the Administrative Agent or such Lender for the Taxes to which such penalties, interest or similar liabilities are attributable.

          (b) Each Lender that is not a United States person as such term is defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) agrees to deliver to the Borrower and the Administrative Agent (i) on or prior to the date the Lender becomes a Lender two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying to such Lender’s entitlement to a reduced rate or complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note and under any other Credit Document, or (ii) if the Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming an exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) a duly executed certificate substantially in the form of Exhibit F (any such certificate, an “Exemption Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form). In addition, each Non-U.S. Lender agrees that from time to time upon the reasonable request by the Borrower or the Administrative Agent when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the

Borrower and the Administrative Agent two new accurate and complete original signed copies of the relevant form or Exemption Certificate, as the case may be, and such other forms as may be required in order to conform or establish the entitlement of such Non-U.S. Lender to a continued complete exemption from United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or Exemption Certificate. Notwithstanding any other provision of this Section 4.4, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 4.4(b) that such Non-U.S. Lender is not legally able to deliver.

          (c) If the Administrative Agent, any Arranger, the Syndication Agent or any Lender receives a refund in respect of any Taxes to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this Section 4.4 with respect to the Taxes or other taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the reasonable request of such Lender, the Administrative Agent, any Arranger or the Syndication Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges imposed by the relevant taxing authority) to such person in the event such person is required to repay such refund to such Governmental Authority.

          SECTION 5. CONDITIONS PRECEDENT.

          5.1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions:

     (a) Execution of Agreement. On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 12.10 and (ii) there shall have been delivered to the Administrative Agent, for the account of each Lender that has requested Notes pursuant to Section 1.5(d), Notes conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

     (b) Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received opinions, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from:

     (i) Cravath, Swaine & Moore LLP, special New York counsel to Holdings and the Borrower, which opinion shall cover the matters covered in Exhibit G-1;

     (ii) Bell Davis & Pitt, North Carolina counsel to the Credit Parties, which opinion shall cover the matters covered in Exhibit G-2;

     (iii) the legal opinion of local counsel in Alabama, Florida, Georgia, Louisiana, Oklahoma and Texas and of special FAA counsel (as described in Section 5.1(h)(iii)) as may be required by the Administrative Agent, each of which shall cover such matters with respect to the Security Documents as shall reasonably be requested by the Administrative Agent in form and substance satisfactory to the Administrative Agent; and

     (iv) to the extent reasonably available, legal opinions delivered in connection with the Acquisition, accompanied by reliance letters in favor of the Lenders.

     (c) Proceedings. (i) On the Effective Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed by the President or any Vice-President and the Secretary of such Credit Party in the form of Exhibit E with appropriate insertions and deletions, together with (x) copies of the certificate of incorporation, the limited liability company agreement, any certificate of designation, the by-laws, or other organizational documents of each such Credit Party, (y) the resolutions, or such other administrative approval, of each such Credit Party referred to in such certificate to be reasonably satisfactory to the Administrative Agent and (z) in the case of the certificate delivered by the Borrower, a statement that all of the applicable conditions set forth in Sections 5.1(g) and 5.2 have been satisfied as of such date.

     (ii) On the Effective Date, all corporate, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including long-form good standing certificates and any other records of corporate or limited liability company proceedings and governmental approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

     (d) Shareholders’ Agreements. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent copies, certified as true and correct by an appropriate officer of Holdings, of all agreements entered into by Holdings or any of its Subsidiaries (other than those that are no longer effective) governing the terms and relative rights of its capital stock, and any agreements (other than those that are no longer effective) entered into by members or shareholders relating to any such entity with respect to their capital stock (collectively, the “Shareholders’ Agreements”), all of which Shareholders’ Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent acknowledges that it is satisfied with the form and substance of each Shareholders’ Agreement delivered to it on or prior to the date hereof in the form so delivered.

     (e) Adverse Change, etc. During the period from December 31, 2003 to the Effective Date, there shall have been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     (f) Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened against any Credit Party (a) with respect to this Agreement or any other Document or the transactions contemplated hereby or thereby (including the Acquisition) which could be reasonably expected to have a material adverse effect on the rights or remedies of the Lenders under the Credit Documents or (b) which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect.

     (g) Consummation of the Acquisition. (i) On or prior to the Effective Date, there shall have been delivered to the Administrative Agent true and correct copies of the Acquisition Agreement and the other Acquisition Documents, certified by the Borrower to be true and correct copies of such Documents, and such Documents shall not have been amended or waived in any respect that is material and adverse to the Lenders from the forms of such Documents previously delivered to the Arrangers without the approval of the Arrangers. The Arrangers acknowledge that they are satisfied with the form and substance of the Acquisition Agreement and the other

Acquisition Documents delivered to them on or prior to the date hereof in the form so delivered. The Acquisition, including all of the terms and conditions thereof, shall have been duly approved by the board of directors, the stockholders and partners, as applicable, of the Borrower and Holdings, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. Each of the material conditions precedent to the Borrower’s and the other parties to the Acquisition Agreement obligation to consummate the Acquisition as set forth in the Acquisition Documents shall have been satisfied, or waived, all to the reasonable satisfaction of the Administrative Agent, and concurrently with the making of the Term Loans on the Effective Date the Acquisition shall have been consummated and the aggregate cash consideration payable in connection therewith (other than in respect of fees and expenses described in paragraph (g)(ii) below and refinancing of Indebtedness described in paragraph (g)(iv) below) shall not exceed $194,100,000 (consisting of $181,100,000 payable for the purchase of stock and $13,000,000 payable in respect of amounts owing by Red Simpson on account of deferred compensation and minority interests) plus the aggregate amount of any increase in the consideration payable pursuant to the Acquisition Agreement resulting from the Working Capital Adjustment, the AEP Amount and the Federal Project Cash Flow Amount (as such terms are defined in the Acquisition Agreement), all in accordance with the Acquisition Documents, any amendments, waivers or other modifications relating thereto (which, if material and adverse to the Lenders, have been approved by the Arrangers, such approval not to be unreasonably withheld), if any, and all applicable laws, rules and regulations.

     (ii) The Administrative Agent shall have received reasonably satisfactory evidence that the aggregate fees and expenses relating to the Acquisition and the financing thereof shall not exceed $18,000,000.

     (iii) The Administrative Agent shall have received evidence that on or prior to the Effective Date, LGB, its Affiliates, the Sellers or members of management of the Borrower or Red Simpson (or trusts for their benefit) shall have made investments in the common equity of Holdings aggregating at least $71,000,000, and Holdings shall, immediately thereafter, have made a contribution to the capital of the Borrower, or acquired the common equity of the Borrower, in an equal amount.

     (iv) The Administrative Agent shall have received reasonably satisfactory evidence that, other than Indebtedness permitted pursuant to Section 8.4, the Indebtedness of Red Simpson existing prior to the Effective Date shall have been repaid in full and that all documentation representing such Indebtedness shall have been terminated (other than provisions that survive such termination) and all guarantees, liens and security interests associated therewith have been released, or that adequate measures shall have been taken to terminate such documentation and release such guarantees, liens and security interests.

     (h) Security Documents. (i) On the Effective Date, (x) each of Holdings, the Borrower and the Domestic Subsidiaries shall have duly authorized, executed and delivered the Amended and Restated Guarantee and Collateral Agreement substantially in the form of Exhibit H (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Guarantee and Collateral Agreement”), and each shall have delivered to the Administrative Agent, to be held in pledge as pledgee thereunder, to the extent not previously delivered, all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Guarantee and Collateral Agreement shall be in full force and effect and (y) each Issuer (as defined in the Guarantee and Collateral Agreement), if any, that is not a Credit Party, shall have executed and delivered an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement.

     (ii) On the Effective Date, each of Holdings, the Borrower and the Domestic Subsidiaries shall have delivered to the Administrative Agent:

(w)	executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement that have not been so perfected prior to the Effective Date;

(x)	certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name each such Credit Party as debtor and that are filed in the jurisdictions in which filing of a financing statement is necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement, together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Administrative Agent and (y) to the extent evidencing Liens permitted pursuant to Section 8.3);

(y)	subject to Section 7.14(a), evidence of the completion of, or arrangements to complete, all other recordings and filings of, or with respect to, the Guarantee and Collateral Agreement as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests intended to be created by the Guarantee and Collateral Agreement; and

(z)	evidence that all other actions reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the security interests purported to be created by the Guarantee and Collateral Agreement have been, or are in the process of being, taken.

     (iii) On the Effective Date, the Administrative Agent shall have received (A) certified copies of a diligent search of the Aircraft Registry of the Federal Aviation Administration (the “FAA”) conducted by the FAA for any and all records pertaining to the aircraft and engines described on Annex 5.1(h)(iii) (collectively, the “Aircraft”) advising the Administrative Agent that the Aircraft is free and clear of all Liens, (B) fully executed counterparts of the Amended and Restated Aircraft Mortgage and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit J (the “Aircraft Mortgage”) covering the Aircraft, and arrangements shall be in place to provide that counterparts of the Aircraft Mortgage shall be recorded with the FAA on the Effective Date or promptly thereafter, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Liens, on the Aircraft in favor of the Administrative Agent for the benefit of the Secured Creditors and (C) a legal opinion of Dougherty, Fowler, Peregrin & Haught, special FAA counsel, covering such matters incident to the Aircraft Mortgage as the Administrative Agent may reasonably require.

     (i) Mortgaged Properties. The Administrative Agent shall have received (A) fully executed counterparts of deeds of trust, leasehold deeds of trust, mortgages, leasehold mortgages and similar documents in each case in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit I (each a “Mortgage” and collectively, the “Mortgages”) covering all the Mortgaged Properties, and arrangements reasonably satisfactory to the Administrative Agent shall be in place to provide that counterparts of such Mortgages shall be recorded promptly after the Effective Date in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Liens, on each Mortgaged Property in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, (B) a lender’s title insurance policy with respect to each Mortgaged Property (without any survey exception) paid for by the Borrower, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance, affirmative coverage and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance acceptable to the Administrative Agent, insuring each Mortgage as a first lien on the relevant Mortgaged Property in an amount at least equal to the aggregate of the land value and insurable value of such Mortgaged Property (or such other amount as may reasonably be requested by Administrative Agent) and subject only to Liens permitted under the Credit Agreement (the “Title Policies”), and (C) other documents and legal opinions as shall be reasonably requested by the Administrative Agent.

     (j) Solvency. On the Effective Date, the Administrative Agent shall have received from the chief financial officer or another senior financial or accounting officer of the Borrower a customary solvency certificate with respect to each of Holdings and its Subsidiaries, taken as a whole, after giving effect to the Acquisition and the other transactions contemplated hereby and in form reasonably satisfactory to the Administrative Agent.

     (k) Insurance Policies. On the Effective Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.3 and the applicable provisions of the Security Documents for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, and, with respect to all casualty insurance, naming the Administrative Agent as an additional insured and loss payee. In addition, on the Effective Date the Administrative Agent shall have received an insurance broker’s or agent’s certificate certifying that the insurance coverage to be maintained by Holdings and its Subsidiaries after the Effective Date will be usual and customary for similarly situated companies in the same lines of business and that the insurance policies maintained by Holdings and its Subsidiaries pursuant to this Agreement and the applicable provisions of the Security Documents are endorsed or amended to include a “standard” or “New York” lender’s loss payable endorsement and name the Administrative Agent as additional insured.

     (l) Fees. On the Effective Date, the Borrower shall have paid to the Arrangers, the Administrative Agent and the Lenders all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

     (m) Financial Information. The Arrangers shall have received copies of:

     (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of June 30, 2001 and of Holdings and its Subsidiaries as of June 30, 2002 and June 30, 2003 and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such dates, each prepared in accordance with GAAP applied on a consistent basis in accordance with past practice except for any changes required by GAAP or as noted in the notes to the financial statements, accompanied by an unqualified report of Ernst & Young LLP;

     (ii) the audited consolidated balance sheet of Red Simpson and its Subsidiaries as of December 31, 2003 and the related consolidated statements of earnings and cash flows for the fiscal year ended on such date, each prepared in accordance with GAAP applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statement, accompanied by an unqualified report of Grant Thornton LLP;

     (iii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of March 31, 2004, and the related unaudited consolidated statement of income for the nine-month period ended on such date, prepared in accordance with GAAP applied on a consistent basis in accordance with past practice except for any change required by GAAP and except for the absence of footnotes and subject to normal year-end adjustments;

     (iv) the unaudited consolidated balance sheet of Red Simpson and its Subsidiaries as of March 31, 2004, and the related unaudited consolidated statement of earnings for the three-month period ended on such date;

     (v) as soon as available to management, monthly financial data generated by each of the Borrower’s internal accounting systems for use by senior and financial management for each month ended after the latest fiscal quarter required in clause (iii) above ending on or prior to the date that is 45 days before the Effective Date;

     (vi) as soon as available to management, monthly financial data generated by each of Red Simpson’s internal accounting systems for use by senior and financial management for each month ended after the latest fiscal quarter referred to in clause (iv) above ending on or prior to the date that is 45 days before the Effective Date; and

     (vii) the Pro Forma Balance Sheet, together with a reconciliation thereof to the balance sheet of the Borrower and its consolidated Subsidiaries as at the Pro Forma Date.

The monthly reports relating to the Borrower referred to in clause (v) above delivered after May 4, 2004 shall not be materially inconsistent in an adverse manner with any of the financial statements and monthly reports delivered on or prior to May 4, 2004. The monthly reports relating to Red Simpson referred to in clause (vi) above delivered after May 4, 2004 shall not be materially inconsistent in an adverse manner with any of the financial statements and monthly reports delivered on or prior to May 4, 2004. The Arrangers acknowledge receipt of the financial statements referred to in clauses (i), (ii), (iii), (iv) and (vii) above.

     (n) Projections. The Lenders shall have received financial projections of the Borrower through the 2012 fiscal year, in form and substance not materially inconsistent in an adverse manner with any comparable financial statements delivered to the Arrangers prior to the date hereof.

     (o) Pro Forma Consolidated EBITDA. The Arrangers shall be reasonably satisfied that pro forma Consolidated EBITDA of the Borrower (after giving effect to the Acquisition and any other adjustments agreed upon by the Arrangers) for the 12-month period ended April 30, 2004 shall equal at least $93,000,000 from planned continuing operations, and the Borrower shall have provided support for such calculation reasonably satisfactory to the Arrangers (and, in any event, in conformity with Regulation S-X or as otherwise agreed upon).

     (p) Approvals. Except as set forth on Annex 5.1(p), all material governmental and third party approvals (including landlords’ and other consents) necessary in connection with the Acquisition, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby that the Arrangers reasonably deem to be material.

     (q) Repayment of Indebtedness Under Existing Credit Agreement. The principal amount of all Loans outstanding on the Effective Date under the Existing Credit Agreement shall have been paid in full or continued as Loans hereunder, together with all interest and fees accrued and unpaid thereunder to and including the Effective Date.

          5.2. Conditions Precedent to All Credit Events. The obligation of the Lenders to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, is subject, at the time of each such Credit Event, to the satisfaction of the conditions that at the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date.

          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the Borrower to each of the Lenders that all of the applicable conditions specified in Section 5.1 and/or 5.2, as the case may be (other than the required satisfaction of the Administrative Agent or any Lender as specified therein), exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders.

          SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          To induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, each of Holdings and the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date of each such Credit Event unless such representation and warranty expressly indicates that it is being made as of any specific date and with the representations and warranties made on the Effective Date to be made as if the Acquisition had already occurred on that date):

          6.1. Corporate Status; Compliance with Law. Each of Holdings and its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage on the date hereof, (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect and (iii) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.2. Power and Authority. Each Credit Party has the corporate or limited liability company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party, and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          6.3. No Violation. Neither the execution, delivery and performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings, the Borrower or any of their Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Holdings, the Borrower or any of their Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the charter or by-laws or limited liability company agreement of Holdings, the Borrower or any of their Subsidiaries, other than, in the case of clauses (i) and (ii), any contravention, conflict, inconsistency, breach, default or Lien which could not reasonably be expected to have a Material Adverse Effect.

          6.4. Litigation. Except as set forth on Annex 6.4, there are no actions, suits or proceedings pending or threatened with respect to Holdings, the Borrower or any of their Subsidiaries (i) that are likely to have a material adverse effect on the business, property, operations or financial condition of Holdings and its Subsidiaries taken as a whole, in each case after giving effect to the Acquisition or (ii) that could reasonably be expected to have a material adverse effect on (a) the Acquisition or (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

          6.5. Use of Proceeds; Margin Regulations. (a) The proceeds of Term Loans and the new cash equity described in Section 5.1(g)(iii) shall be utilized (i) to pay the consideration to be paid in connection with the Acquisition, including the Adjusted AEP Amount, (ii) to refinance Indebtedness of Red Simpson existing on the Effective Date, (iii) to refinance Term Loans outstanding on the Effective Date under the Existing Credit Agreement and (iv) to pay costs and expenses related to the Acquisition.

          (b) The proceeds of all Revolving Loans shall be utilized for working capital and other general corporate purposes of the Borrower and its Subsidiaries including to pay the Federal Project Cash Flow Amount, to the extent required by the Acquisition Agreement, and the Deferred Compensation Liability; provided that, up to $5,000,000 of Revolving Loans may be used to repurchase Series A Preferred pursuant to Section 8.9(a)(vi). Up to $5,000,000 of Revolving Loans may be borrowed on the Effective Date to pay the consideration to be paid in connection with the Acquisition, including the Federal Project Cash Flow Amount.

          (c) No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System and any successor thereto.

          6.6. Governmental Approvals. Except for any filings required under the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

          6.7. Investment Company Act. None of Holdings, the Borrower or any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”) or a company “controlled” by an “investment company” within the meaning of the ICA (other than any investment company (including, without limitation, LGB and its Affiliates) which has been exempted from all provisions of the ICA pursuant to an order of the SEC under Section 6(c) of the ICA).

          6.8. Public Utility Holding Company Act. None of Holdings, the Borrower or any of their Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.9. True and Complete Disclosure. (a) All information and data (excluding projections) concerning each of Holdings and the Borrower and its Subsidiaries and the transactions contemplated herein which have been prepared by Holdings and the Borrower and that have been made available to the Administrative Agent or any Lender by or on behalf of Holdings and the Borrower prior to the Effective Date in connection with the transactions contemplated herein (including the Confidential Information Memorandum), when taken as a whole, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, provided that as to any such information that is specified as having been supplied by third parties other than third parties that are Affiliates of the Borrower at the time such information is supplied, Holdings and the Borrower represent only that it is not aware of any material misstatement therein or omission therefrom. All financial projections that have been prepared by Holdings and the Borrower and that have been made available prior to the Effective Date to the Administrative Agent and/or any Lender by Holdings and the Borrower have been prepared in good faith based upon assumptions believed by Holdings and the Borrower at the time to be reasonable.

          (b) All other factual information (taken as a whole) furnished on or after the Effective Date by or on behalf of Holdings, the Borrower or any of their Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to any Credit Party which materially and adversely affects the business, operations, property, assets or condition (financial or otherwise) of any such Credit Party and its respective Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

          6.10. Financial Condition; Financial Statements. (a) On and as of the Effective Date, on a pro forma basis after giving effect to the Acquisition and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party and its respective Subsidiaries taken as a whole in connection therewith, (x) the sum of the assets, at a fair market valuation, of each Credit Party and its respective Subsidiaries taken as a whole will exceed its debts, (y) no such Credit Party and its Subsidiaries taken as a whole will have incurred or intended to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) each such Credit Party and its Subsidiaries taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 6.10, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (b) (i) The audited consolidated balance sheet of Holdings and its Subsidiaries dated as of June 30, 2003, and the unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2004, copies of which have been heretofore furnished to the Administrative Agent, were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of Holdings and its Subsidiaries except for any changes required by GAAP (except for the absence of footnotes and subject to normal year-end adjustments in the unaudited balance sheet) or as noted in the notes to the financial statements and fairly present (in respect of such audited balance sheet only) in all material respects the consolidated financial position of Holdings and its Subsidiaries as of their respective dates.

     (ii) The audited consolidated statement of income, statement of retained earnings and statement of cash flows of Holdings and its Subsidiaries for the 12-month period ended June 30, 2003, and the unaudited consolidated statement of income of Holdings and its Subsidiaries for the nine-month period ended March 31, 2004, copies of which have been heretofore furnished to the Administrative Agent, were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of Holdings and its Subsidiaries except for any changes required by GAAP (except for the absence of footnotes and subject to normal year-end adjustments in the unaudited statements) and fairly present in all material respects the consolidated results of income, cash flows (in respect of such audited financial statements only) and retained earnings (in respect of such audited financial statements only) of Holdings and its Subsidiaries for such periods.

     (iii) The pro forma consolidated balance sheet of Holdings and its Subsidiaries (the “Pro Forma Balance Sheet”), dated as of March 31, 2004 (the “Pro Forma Date”), copies of which have heretofore been furnished to the Administrative Agent, present a good faith estimate of the consolidated pro forma financial condition of Holdings and its Subsidiaries as of the Pro Forma Date (after giving effect to the Acquisition and the related financing thereof).

     (iv) The audited consolidated balance sheet of Red Simpson and its Subsidiaries as of December 31, 2003, a copy of which has been heretofore furnished to the Administrative Agent, was prepared in accordance with GAAP, applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statements and fairly presents in all material respects the consolidated financial position of Red Simpson and its Subsidiaries as of its date.

     (v) The audited consolidated statements of earnings and cash flows of Red Simpson and its Subsidiaries for the fiscal year ended December 31, 2003, copies of which have been heretofore furnished to the Administrative Agent, were prepared in accordance with GAAP and fairly present in all material respects the consolidated results of earnings and cash flows of Red Simpson and its Subsidiaries for such period.

     (vi) Except for the incurrence of Indebtedness under this Agreement, nothing has occurred since December 31, 2003 that has had or could reasonably be expected to have a Material Adverse Effect.

          (c) Except as fully reflected in the financial statements and the notes thereto described in Section 6.10(b), there was as of the Effective Date no material Contingent Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction with respect to Holdings or any of its Subsidiaries which, either individually or in aggregate, would be material to Holdings, the Borrower and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2003.

          6.11. Security Interests. On and after the Effective Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Permitted Liens relating thereto), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected except for filings or recordings which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof.

          6.12. Tax Returns and Payments. Except as set forth on Annex 6.12, each of Holdings and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Holdings and each of its Subsidiaries have paid, or have provided adequate reserves in accordance with GAAP (in the good faith judgment of the management of Holdings) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

          6.13. Compliance with ERISA. Except as set forth on Annex 6.13, each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made; neither a Credit Party, nor any Subsidiary of a Credit Party, nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of a Credit Party, or any Subsidiary of a Credit Party or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and the Credit Parties and their Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect on the ability of Holdings, the Borrower or any other Credit Party to perform its obligations under this Agreement and the other Documents to which it is a party, except to the extent that all events described in the preceding clauses of this Section 6.13 and then in existence would not, in the aggregate, be likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) the representations and warranties in this Section 6.13 are made to the best knowledge of Holdings and the Borrower.

          6.14. Subsidiaries. (a) Annex 6.14 hereto lists each Subsidiary of Holdings and of the Borrower (and the direct and indirect ownership interest of Holdings therein), in each case existing on the Effective Date. Holdings and the Borrower will at all times own directly or indirectly the percentages specified in said Annex 6.14 of the outstanding capital stock of all of said entities except to the extent otherwise permitted pursuant to Section 8.2 or 8.6.

          (a) There are no restrictions on Holdings or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than prohibitions or restrictions permitted by Section 8.9(b).

          6.15. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all material trademarks, trade names, copyrights, technology, know-how, patents, servicemarks, licenses and processes and other rights (“Intellectual Property”) free from burdensome restrictions that are necessary for the conduct of their business taken as a whole as currently conducted and as proposed to be conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect.

          6.16. Pollution and Other Regulations. Except as set forth on Annex 6.16, (a) each of Holdings and its Subsidiaries is, and has been, in compliance with all Environmental Laws governing or relating to its business, and to the knowledge of Holdings and its Subsidiaries, there is no condition or circumstance that would be likely to prevent or interfere with such compliance in the future, except in each case, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, (b) all licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured, and Holdings and each of its Subsidiaries is, and has been, in substantial compliance therewith, except for such failure to secure or to comply therewith that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) neither Holdings nor any of its Subsidiaries has received any written communication from any Person alleging that it is in noncompliance with, breach of or default under, any applicable writ, order, judgment, injunction, or decree to which Holdings or such Subsidiary is a party or which would affect the ability of Holdings or such Subsidiary to operate its business or any Real Property, except in each such case, such noncompliance, breaches or defaults that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (d) there are no facts, circumstances, conditions or occurrences relating to the business of Holdings or any of its Subsidiaries or on or relating to any Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Holdings, any of its Subsidiaries or any Real Property of Holdings or any of its Subsidiaries, or (ii) to cause Real Property of Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, occupancy, use or transferability of Real Property of Holdings or any of its Subsidiaries under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          6.17. Properties. Holdings, the Borrower and each of their Subsidiaries have good and marketable title to all material properties owned by them, including all property reflected in the most recent consolidated balance sheet of Holdings and its Subsidiaries as referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in such consolidated balance sheet or in the notes thereto or (ii) otherwise permitted by Section 8.2 or 8.3. Annex 1.1B contains a true and complete list of each Real Property owned or leased by Holdings or any of its Subsidiaries on the Effective Date, that has, in the reasonable judgment of the Borrower on such date, a fair market value in excess of $750,000 and the type of interest therein held by Holdings or the respective Subsidiary.

          6.18. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Credit Party pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Credit Parties on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Credit Parties.

          6.19. Holding Company Status. Holdings will not engage in any business or operations other than complying with its obligations under the Credit Documents and owning capital stock of the Borrower and activities incidental thereto.

          6.20. No Default. None of Holdings, the Borrower or any of their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          6.21. Regulation H. Except as set forth on Annex 6.21, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

          6.22. Certain Agreements. The Borrower has delivered to each Arranger a complete and correct copy of the Acquisition Agreement, the Management Advisory Agreement and the Deferred Compensation Plan.

          6.23. Indebtedness to be Refinanced. All Indebtedness of Red Simpson outstanding immediately prior to the Effective Date shall either be repaid on the Effective Date pursuant to Section 5.1(g)(iv) or is permitted pursuant to Section 8.4.

          6.24. Vehicles . Not more than 200 Vehicles in the aggregate owned by Red Simpson and its Subsidiaries to be acquired by the Borrower in the Acquisition are located in Arkansas, Missouri and Mississippi.

          SECTION 7. AFFIRMATIVE COVENANTS. Each of Holdings and the Borrower covenants and agrees that on the Effective Date and thereafter and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          7.1. Information Covenants. Holdings will furnish to each Lender:

     (a) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and of changes in shareholder’s deficit and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Holdings or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines).

     (b) Quarterly Financial Statements. As soon as available and in any event (i) within 60 days after the close of the quarterly accounting period ending on September 30, 2004 and (ii) within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year thereafter, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations and of changes in shareholder’s equity (deficit) and of cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, controller, chief accounting officer or other Authorized Officer of Holdings, except for the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments.

     All such financial statements delivered pursuant to paragraphs (a) and (b) above shall present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     (c) Budgets; etc. Not more than 75 days after the commencement of each fiscal year of Holdings, annual budgets of Holdings and its Subsidiaries for such fiscal year in reasonable detail, as customarily prepared by management for its internal use, setting forth, in reasonable detail, the principal assumptions upon which such budgets are based.

     (d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a) and (b), a certificate of the chief financial officer, controller, chief accounting officer or other Authorized Officer of Holdings, substantially in the form of Exhibit K, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (A) the calculations required to establish (I) the Leverage Ratio then in effect for the Test Period ending on the last day of such fiscal period or year, (II) whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 8.5, 8.7, 8.9(a) (but only to the extent Holdings has made redemptions or repurchases of the type described in clause (ii) thereof in such period or year), 8.13 and 8.14 as at the end of such fiscal period or year, as the case may be and (III) in the case of any certificate delivered with the financial statements referred to in Section 7.1(a), the amount of Excess Cash Flow for the Test Period and (B) the book value of the Vehicles owned by the Credit Parties as of the first and last day of such fiscal period and the aggregate number of Vehicles owned by the Credit Parties on such dates, the aggregate number of Vehicles acquired by the Credit Parties during such fiscal period and the aggregate number of Vehicles disposed of during such fiscal period.

     (e) Notice of Default or Litigation. Promptly, and in any event within three Business Days after Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or such Subsidiary proposes to take with respect thereto and (y) the commencement of or any material development in any litigation or governmental proceeding pending against Holdings or any of its Subsidiaries in which the amount involved is $3,000,000 or more or is reasonably likely to have a material adverse effect on the ability of Holdings or any Credit Party to perform its obligations hereunder or under any other Credit Document.

     (f) Other Information. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) by Holdings or any of its Subsidiaries and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

          7.2. Books, Records and Inspections . Holdings will, and will cause its Subsidiaries to, permit, upon notice to the chief financial officer, controller or any other Authorized Officer of Holdings, officers and designated representatives of the Administrative Agent or the Syndication Agent (and, during the continuance of an Event of Default, designated representatives of the Required Lenders) to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and (if the Borrower so requests, with an officer of the Borrower present) independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Syndication Agent or, if applicable, the Required Lenders may desire, including, without limitation, at such time as the Borrower notifies the Administrative Agent or the Syndication Agent that it expects to request a Borrowing to fund a Permitted Business Acquisition.

          7.3. Maintenance of Insurance. Holdings will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice or otherwise as are acceptable to the Administrative Agent in its reasonable discretion. Holdings will, and will cause each of its Subsidiaries to, furnish on the Effective Date and annually thereafter to the Administrative Agent certificates of insurance carried and other evidence of such insurance, if any, naming the Administrative Agent as an additional insured and/or loss payee to the extent appropriate.

          7.4. Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries, provided that neither Holdings nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.

          7.5. Franchises. Holdings will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and material authority, provided that any transaction permitted by Section 8.2 will not constitute a breach of this Section 7.5.

          7.6. Compliance with Contractual Obligations and Laws, Statutes, etc. Holdings will, and will cause each Subsidiary to, comply with all Contractual Obligations, applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

          7.7. ERISA . As soon as possible and, in any event, within 15 days after a Credit Party or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a certificate of the chief financial officer of Holdings setting forth details as to such occurrence and such action, if any, which the Credit Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Credit Party, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a contribution required to be made to a Plan has not been timely made; that a Plan which has an Unfunded Current Liability has been or is likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate a Plan which has an Unfunded Current Liability or to appoint a trustee to administer a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate will or is reasonably likely to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(1) or 502(i) of ERISA, or that a Credit Party or any Subsidiary of a Credit Party is reasonably likely to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Notwithstanding the foregoing, Holdings will not be required to deliver any notice otherwise required by this Section 7.7 if it relates to an ERISA Affiliate (other than Holdings and it Subsidiaries), unless the event or other subject of such notice could reasonably be expected to result in a liability material to Holdings and its Subsidiaries, taken as a whole. Upon request of a Lender, Holdings will deliver to such Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the previous sentences hereof, copies of any material notices received by a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate, with respect to a Plan shall be delivered to the Lenders no later than 15 days after such are received by Holdings, the Subsidiary or the ERISA Affiliate, as applicable.

          7.8. Good Repair. Holdings will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.5, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

          7.9. Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (other than Indebtedness) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Credit Party.

          7.10. Environmental Laws. Holdings will, and will cause each of its Subsidiaries to, (a) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          7.11. Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 6.5.

          7.12. Additional Collateral. (a) With respect to any property acquired after the Effective Date by any Credit Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 8.3(k)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, each of Holdings and its Domestic Subsidiaries agrees to promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent reasonably requests in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the priority required by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $750,000 acquired after the Effective Date by any Credit Party (other than any such real property subject to a Lien expressly permitted by Section 8.3(k)), each of Holdings and its Domestic Subsidiaries agrees to promptly (i) cause each Credit Party which is the fee owner of such real property to execute and deliver a deed of trust, mortgage or similar document, in each case, substantially in the form of Exhibit I or otherwise in form and substance reasonably satisfactory to the Administrative Agent (each a “Mortgage”), in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Domestic Subsidiary created or acquired after the Effective Date by any Credit Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the capital stock of such new Domestic Subsidiary that is owned by any Credit Party, (ii) deliver to the Administrative Agent the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party, (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably deemed necessary or advisable by the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary having the priority required by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new Foreign Subsidiary created or acquired after the Effective Date by any Credit Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the capital stock of such new Foreign Subsidiary that is owned by any such Credit Party (provided that in no event shall more than 66% of the total outstanding voting capital stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          7.13. Interest Rate Agreements. The Borrower shall no later than 180 days following the Effective Date enter into Interest Rate Agreements, reasonably acceptable to the Administrative Agent, establishing a fixed or maximum interest rate in respect of at least 35% of the aggregate principal amount of Term Loans for a period of at least two years or any shorter period which shall be satisfactory to the Administrative Agent.

          7.14. Post-Closing Covenants. (a) Within 60 days after the Effective Date, the Borrower shall have delivered to the Administrative Agent reasonably satisfactory evidence of the completion of, or arrangements to complete, all recordings and filings necessary to perfect the security interests in the Vehicles owned by Red Simpson and its Subsidiaries. Notwithstanding the foregoing, the Administrative Agent may, in its reasonable discretion, extend the date for the foregoing deliveries for a period of up to an additional 60 days.

          (b) On or prior to September 30, 2004, the Borrower shall have delivered to the Administrative Agent the unaudited consolidated balance sheet of Red Simpson and its Subsidiaries as of June 30, 2004 and the related consolidated statement of earnings for the six-month period ended on such date.

          (c) On or prior to September 30, 2004, the Borrower shall have caused the letters of credit described on Annex 8.4(d) to be cancelled and all obligations of the Borrower and its Subsidiaries in connection therewith to have been terminated and released.

          SECTION 8. NEGATIVE COVENANTS. Each of Holdings and the Borrower hereby covenants and agrees that as of the Effective Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          8.1. Changes in Business. Except as otherwise permitted by Section 8.2, Holdings will not permit any of its Subsidiaries to substantively alter the character of the business of the Borrower and its Subsidiaries from that conducted at the Effective Date, and Holdings will not engage in any business or operations, or expand its business or operations, except as conducted by it on the Effective Date (in each case after giving effect to the consummation of the Acquisition). Holdings will: (a) engage in no business or activity other than complying with its obligations under the Credit Documents, the ownership of all of the capital stock of the Borrower and activities incidental thereto; (b) own no capital stock other than capital stock of the Borrower; (c) not contract, create, incur, assume or suffer to exist any Indebtedness except pursuant to the Documents and as permitted by Section 8.4 and (d) not own any assets other than capital stock of the Borrower and de minimis amounts of other assets incidental to the conduct of its business.

          8.2. Consolidation, Merger, Sale of Assets, etc. Holdings will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory, equipment or Cash Equivalents sold in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

     (a) except as otherwise provided in the Security Documents, any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or a Wholly-Owned Subsidiary of the Borrower (so long as (i) the Borrower or such Wholly-Owned Subsidiary is the surviving entity and (ii) if any such merger or consolidation involves a Domestic Subsidiary, a Domestic Subsidiary is the surviving entity), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or a Wholly-Owned Subsidiary of the Borrower (which must be a Domestic Subsidiary if the transaction involves the conveyance, lease, sale or transfer of all or substantially all the properties and assets of a Domestic Subsidiary), provided that the Borrower may not be a party to any merger, consolidation or liquidation otherwise permitted by this clause (a) involving a Subsidiary that is not a Wholly-Owned Subsidiary, and provided further that in each case all Liens created pursuant to a Security Document on any assets of a Subsidiary affected by any of the foregoing events (other than (i) Liens on the capital stock issued by a Subsidiary that does not survive such event if, in connection therewith, such capital stock is cancelled and (ii) Liens on assets sold to a Foreign Subsidiary) shall remain in full force and effect after giving effect thereto;

     (b) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Sections 8.6 and 8.9;

     (c) sales of assets pursuant to any sale and leaseback transaction permitted by Section 8.11;

     (d) other sales or dispositions of assets by the Borrower and its Subsidiaries, provided that (i) the aggregate fair market value of the assets so sold or disposed shall not exceed $7,500,000 in any fiscal year (such fair market value as determined by the Board of Directors of Holdings), (ii) each such transaction results in consideration at least 80% of which shall be in the form of cash and the remainder, if any, of which shall consist of promissory notes issued by the relevant purchaser and pledged to the Administrative Agent for the benefit of the Lenders pursuant to the relevant Security Document, and (iii) the Net Cash Proceeds of any such sale are applied to repay the Loans as and to the extent provided in Section 4.2(a)(iii), and, provided further, that the sale or disposition of the capital stock of (i) the Borrower shall be prohibited and (ii) any Subsidiary of the Borrower shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned (directly or indirectly) by the Borrower;

     (e) the license of intellectual property in the ordinary course of business of the Borrower or any of its Subsidiaries;

     (f) leases or subleases granted to others not interfering in any material respect with the business of Holdings or any of its Subsidiaries; and

     (g) sales of investment assets acquired in connection with the Deferred Compensation Plan or any Deferred Compensation Agreement, the proceeds of which are used to acquire other investment assets or to make deferred compensation payments to current and former officers and employees of the Borrower and its Subsidiaries pursuant to such Plan.

          8.3. Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any such Subsidiary, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income, or file or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

     (a) Liens for taxes and assessments not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Holdings) have been established;

     (b) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Holdings or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

     (c) Liens created by or pursuant to this Agreement or the other Credit Documents;

     (d) Liens on assets of Holdings and its Subsidiaries existing on the Effective Date and listed on Annex 8.3(d) hereto and extensions, renewals and replacements thereof; provided that no such Lien is spread to cover any additional property after the Effective Date and that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;

     (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.9;

     (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

     (g) leases or subleases granted to others not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

     (h) easements, encroachments, covenants, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries and municipal and zoning ordinances;

     (i) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

     (j) any interest or title of a lessor under any lease permitted by this Agreement;

     (k) Liens on assets of the Borrower or any Subsidiary thereof, each of which Liens (i) existed on such assets before the time of their acquisition by the Borrower or such Subsidiary, were not created in contemplation thereof and secure Indebtedness permitted by Section 8.4(c)(i), or (ii) existed on such assets of any Subsidiary before the time it became a Subsidiary, were not created in contemplation of the owner thereof becoming a Subsidiary and secure Indebtedness permitted by Section 8.4(c)(i), or (iii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of such assets and secure Indebtedness permitted by Section 8.4(c)(ii); provided that, with respect to Liens referred to in this clause (iii), (A) such Liens and the Indebtedness secured thereby are incurred within 90 days of the acquisition of such asset, (B) such Liens shall at all times be confined to the assets (or, with respect to any such asset, the group of assets together with which it is acquired) so acquired and improvements, alterations, replacements and modifications thereto and (C) the principal amount of the Indebtedness secured by such Liens shall in no case exceed 100% of the cost of the assets (or group of assets) subject thereto at the time of acquisition thereof, and provided, further that with respect to each Lien referred to in this paragraph (k), any extension, renewal or replacement thereof shall be permitted only to the extent that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;

     (l) Liens on cash reserves securing Indebtedness in respect of letters of credit or bonds permitted by Section 8.4(g);

     (m) Liens on assets sold pursuant to a Qualified Sale/Leaseback Transaction securing Capital Lease Obligations arising therefrom permitted by Section 8.4(l);

     (n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $4,000,000 at any one time; and

     (o) Liens on the Escrow Amount (as defined in the Acquisition Agreement) pursuant to Section 1.03(d) of the Acquisition Agreement.

          8.4. Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, including Letters of Credit;

     (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly-Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

     (c) Indebtedness (including, without limitation, in the case of clause (ii) below, Capital Lease Obligations) secured by Liens permitted by (i) Section 8.3(k)(i) or (ii) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding or (ii) Section 8.3(k)(iii) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;

     (d) existing Indebtedness listed on Annex 8.4(d) hereto (“Existing Indebtedness”) and any renewals, extensions, refundings or refinancings of such Indebtedness, provided the amount thereof is not increased and the maturity of principal thereof is not shortened (unless to a maturity occurring after the Term Facility Final Maturity Date);

     (e) Indebtedness under Interest Rate Agreements entered into after the Original Borrowing Date (provided that such Agreements are entered into to hedge actual amounts and not for speculative purposes);

     (f) Indebtedness of Holdings represented by the obligations of Holdings to make payments with respect to the cancellation or repurchase of certain stock or stock options or warrants in respect of Holdings Common Stock granted to management investors pursuant to the Shareholders’ Agreements;

     (g) Indebtedness in respect of letters of credit or bonds backing obligations under insurance policies or related to self-insurance obligations or related to surety bonds in an aggregate amount not to exceed $15,000,000;

     (h) guarantees by the Borrower or any of its Subsidiaries of the obligations of joint ventures in which the Borrower or any of its Subsidiaries is a party, not exceeding $3,000,000 in aggregate amount at any time outstanding;

     (i) guarantees by any Credit Party of any Indebtedness of any other Credit Party permitted pursuant to the other provisions of this Section 8.4;

     (j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof to the extent not provided to secure the repayment of other Indebtedness;

     (k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

     (l) Capital Lease Obligations arising out of Qualified Sale/Leaseback Transactions;

     (m) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding; and

     (n) Indebtedness arising from post-closing obligations related to the Acquisition permitted by Section 8.6(i).

          8.5. Capital Expenditures. (a) Except for expenditures permitted pursuant to Section 8.6, Holdings will not, and will not permit any of its Subsidiaries to, make Consolidated Capital Expenditures, provided that the Borrower and its Subsidiaries may make Consolidated Capital Expenditures during each fiscal year of the Borrower set forth below in an aggregate amount not in excess of the amount set forth opposite such fiscal year below (the amount so set forth for any such fiscal year, the “Yearly Amount” for such fiscal year).

Capital Expenditure
Fiscal Year	Amount
2005	$60,000,000
2006	$60,000,000
2007	$60,000,000
2008 and thereafter	$70,000,000

          (b) Notwithstanding anything to the contrary contained in Section 8.5(a), to the extent the Yearly Amount is not expended in any fiscal year pursuant to Section 8.5(a) above, 50% of such unused amount may be carried forward to the succeeding fiscal year (it being understood and agreed that amounts expended in any fiscal year pursuant to Section 8.5(a) shall be applied against the Yearly Amount for such fiscal year before being applied against amounts carried forward from the prior fiscal year).

          (c) Notwithstanding the foregoing, in addition to the Consolidated Capital Expenditures permitted pursuant to Sections 8.5(a) and (b), the Borrower and its Subsidiaries may make (i) Consolidated Capital Expenditures at any time in an amount not in excess of the Available Amount at such time and (ii) Consolidated Capital Expenditures in an aggregate amount subsequent to the Original Borrowing Date not in excess of $8,000,000.

          8.6. Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

     (a) Holdings or any of its Subsidiaries may invest in cash and Cash Equivalents;

     (b) the Borrower and any of its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

     (c) the intercompany Indebtedness described in Section 8.4(b) shall be permitted to the extent evidenced by promissory notes (if owed to Holdings, the Borrower or another Domestic Subsidiary) that are pledged pursuant to the Guarantee and Collateral Agreement;

     (d) the investments owned by the Borrower and each of its Subsidiaries on the Effective Date and set forth in Annex 8.6(d) may continue to be owned by the Borrower and such Subsidiary;

     (e) loans and advances to officers and employees in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any time outstanding;

     (f) the Borrower and any of its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

     (g) Interest Rate Agreements permitted by Section 8.4(e);

     (h) Holdings may make capital contributions to the Borrower, and the Borrower and its Subsidiaries may make capital contributions to, or purchase additional shares of capital stock of, any Wholly-Owned Subsidiary Guarantor;

     (i) the Acquisition and the transactions contemplated by the Acquisition Documents, including the Escrow Amount (as defined in the Acquisition Agreement), the Adjusted AEP Amount, the Federal Project Cash Flow Amount and any post-closing adjustments to the extent that the Adjusted Purchase Price (as defined in the Acquisition Agreement) exceeds the Estimated Purchase Price (as defined in the Acquisition Agreement);

     (j) Permitted Business Acquisitions; provided that neither the Borrower nor any of its Subsidiaries shall be permitted to make any Permitted Business Acquisition if, after giving effect thereto, the sum of (A) the aggregate amount of consideration (whether cash or property, as valued in good faith by the Board of Directors of the Borrower but excluding Earnout Payments) given by the Borrower and its Subsidiaries for all Permitted Business Acquisitions made after the Effective Date (net of any return representing return of capital of (but not return on) any such investment) plus (B) the sum of (i) the aggregate amount of Earnout Payments theretofore made subsequent to the Effective Date and (ii) the aggregate then maximum amount of the Earnout Payments that the Borrower and its Subsidiaries could be required to pay in the future under agreements with respect thereto then in effect would exceed the sum of (x) $25,000,000 plus (y) the Available Amount at the time of such Permitted Business Acquisition, plus (z) an additional $5,000,000 for Earnout Payments, provided that, in no event may payments of consideration of a type described in clause (A) above utilize the basket described in clause (z) above and in no event may consideration consisting of Earnout Payments described in clause (B) above utilize the basket described in clause (y) above;

     (k) the redemption or repurchase by Holdings of Holdings Common Stock, Series A Preferred or Additional Permitted Preferred (and any options or warrants relating thereto) in accordance with clauses (ii), (iv), (v), (vi) and (vii) of Section 8.9(a);

     (l) promissory notes issued to the Borrower or any of its Subsidiaries by the purchasers of assets sold in accordance with Section 8.2(d);

     (m) guarantees expressly permitted by Sections 8.4(h) and (i);

     (n) investments made by the Borrower in investment assets in amounts equal to the amounts of compensation payable to current and former officers and employees of the Borrower and its Subsidiaries that are deferred pursuant to the Deferred Compensation Plan and any Deferred Compensation Agreements (plus amounts equal to the earnings or gains on such investment assets); and

     (o) in addition to investments otherwise expressly permitted by this Section, investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost and net of any return representing return of (but not return on) any such investment) not to exceed $7,500,000 (less the aggregate amount of all payments made pursuant to clause (x)(B) of the proviso to Section 8.9(a)(iv)) outstanding at any time.

          8.7. Leases. Holdings will not permit the aggregate payments (including, without limitation, any property taxes paid by Holdings and its Subsidiaries as additional rent or lease payments) by Holdings and its Subsidiaries on a consolidated basis under agreements in effect as of the Effective Date and/or entered into after the Effective Date (including any such agreement that is an extension, replacement, substitution, or renewal of any agreement entered into prior to such date) to rent or lease any real or personal property (exclusive of Capitalized Lease Obligations and leases arising out of any Qualified Sale/Leaseback Transaction) to exceed $20,000,000 in any fiscal year of Holdings.

          8.8. Prepayments of Indebtedness; Amendments to Documents, etc. Holdings will not, and will not permit any of its Subsidiaries to:

     (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or defeasance or acquisition for value of (including, without limitation, by way of depositing with the agent or lenders with respect thereto money or securities before due for the purpose of paying when due) or exchange of any material Indebtedness (other than Indebtedness under this Agreement) other than refinancings of Indebtedness in accordance with Section 8.4;

     (b) after the Effective Date, amend or modify, or permit the amendment or modification of, any provisions of any Acquisition Documents in any manner materially adverse to the interests of the Lenders; or

     (c) amend, modify or change in any manner adverse to the interests of the Lenders the Certificate of Incorporation (including, without limitation, by the filing or amendment of any certificate of designation or, with respect to the Series A Preferred), By-Laws or limited liability company agreement of Holdings, the Borrower or any other Credit Party, or any agreement entered into by Holdings, the Borrower or any other Credit Party with respect to its capital stock, or enter into any new agreement in any manner adverse to the interests of the Lenders with respect to the capital stock of Holdings, the Borrower or any other Credit Party.

          8.9. Dividends, etc. (a) Holdings will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary (excluding any purchase by any Subsidiary of capital stock of any of its Subsidiaries), as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing “Dividends”), except that:

     (i) any Subsidiary of the Borrower may pay Dividends to its shareholders;

     (ii) Holdings may redeem or repurchase Holdings Common Stock and Series A Preferred (and any options or warrants relating thereto) from any present or former member of management or other key employee upon the death, permanent disability, retirement or termination of employment of any such Person (any such event in respect of a present or former member of management or a key employee, a “Repurchase Triggering Event”), provided that (x) no Default under Section 9.1 or Event of Default is then in existence or would arise therefrom, (y) the aggregate amount of all cash paid in respect of such shares so redeemed or repurchased from all such Persons (other than pursuant to the Pike Holdings 2004 Employee Stock Purchase Plan) shall not exceed $1,000,000 in any fiscal year of Holdings or $5,000,000 in the aggregate after the Original Borrowing Date and (z) the aggregate amount of all cash paid in respect of such shares so redeemed or repurchased in accordance with the Pike Holdings 2004 Employee Stock Purchase Plan shall not exceed $1,500,000 in the aggregate after the Effective Date and; provided further that in the event that Holdings subsequently resells to any member of its, the Borrower’s or any Subsidiary’s management, to any key employee or to a party acceptable to the Administrative Agent (provided that any such party shall simultaneously transfer all such shares purchased by it to a member of management of Holdings, the Borrower or such Subsidiary or a key employee, or for the benefit of one or more members of management or key employees (to the extent that such shares are, simultaneously with such transfer, reserved for issuance to such members of management or such key employees pursuant to an employee incentive plan)) any shares redeemed or repurchased pursuant to this clause (ii), the amount of repurchases Holdings may make pursuant to this clause (ii) shall be increased by an amount equal to any cash received by Holdings upon the resale of such shares or upon the issuance of shares to members of management or other key employees;

     (iii) the Borrower may pay cash Dividends to Holdings at such times and in such amounts as are necessary to enable Holdings to (A) make required tax payments, (B) pay normal operating expenses incurred in the ordinary course of business, (C) effect the payments permitted pursuant to Sections 8.9(a)(ii) and 8.10, and/or (D) use the proceeds of Borrowings made on the Effective Date for any of the purposes permitted by Section 6.5, provided that in the event that Holdings has not utilized the proceeds of such Dividend for the purposes for which such dividend was paid within 30 days after the receipt of proceeds of such Dividend, Holdings shall be required to immediately utilize the proceeds of such Dividend to make a capital contribution in the Borrower;

     (iv) Holdings may, in accordance with the terms of the Series A Preferred and if no Event of Default shall have occurred and then be continuing, repurchase shares of the Series A Preferred transferred in violation of the transfer restrictions applicable to such shares set forth in

Section 10(c) of the Certificate of Designations for the Series A Preferred, provided that (x) no such repurchase shall be for an amount in excess of the sum of (A) the Available Amount plus (B) the unused amount permitted by Section 8.6(o), in each case, at the time of such repurchase and (y) the aggregate amount expended subsequent to the Original Borrowing Date in connection with all such repurchases shall not exceed $5,000,000;

     (v) Holdings may effect adjustments to the adjusted base value of (a) the Series A Preferred in accordance with the terms of the Series A Preferred and (b) the Additional Permitted Preferred in accordance with the terms of the Additional Permitted Preferred;

     (vi) Holdings may (A) so long as the Leverage Ratio is then less than or equal to 2.75 to 1.00, redeem or repurchase Holdings Common Stock held by LGB and its Affiliates in exchange for the issuance by Holdings of preferred stock of Holdings having terms not less favorable to the Lenders than the terms of the Series A Preferred, provided that the inclusion in such preferred stock of (x) a higher dividend rate than that included in the Series A Preferred or (y) voting rights different from those granted to the Series A Preferred shall be deemed not to be less favorable to the Lenders, and (B) redeem or repurchase Series A Preferred pursuant to the conversion of Series A Preferred into Holdings Common Stock in accordance with the terms of the Series A Preferred; and

     (vii) in addition to the Series A Preferred repurchased pursuant to Sections 8.9(a)(ii) and (iv), Holdings may at any time, in accordance with the terms of the Series A Preferred and if no Event of Default shall have occurred and then be continuing, repurchase shares of the Series A Preferred in an aggregate amount expended subsequent to the Effective Date not exceeding the sum of (x) $5,000,000 and (y) the aggregate amount of Equity Contributions not previously utilized pursuant to clauses (y)(1), (y)(2) and (y)(3) of the definition of “Available Amount” prior to the date of such repurchase.

          (b) Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any other Subsidiary to (a) pay Dividends or make other distributions or pay any Indebtedness owed to the Borrower or any other Subsidiary, (b) make loans or advances to the Borrower or any other Subsidiary or (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (B) the ability of the Borrower or any other Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:

     (i) this Agreement and the other Credit Documents;

     (ii) applicable law;

     (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;

     (iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

     (v) any restriction or encumbrance with respect to any assets of the Borrower or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets, provided that such sale or disposition is permitted under this Agreement and such restriction or encumbrance shall only be effective against the assets to be sold or disposed of;

     (vi) Liens permitted under Section 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens; and

     (vii) restrictions on the ability of the Borrower to create Liens on investment assets acquired by the Borrower with amounts constituting deferred compensation owing to current and former employees pursuant to the Deferred Compensation Plan or any Deferred Compensation Agreement (or amounts equal to the earnings or gains on such investment assets).

          8.10. Transactions with Affiliates. Holdings will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restrictions shall not apply to (i) transactions set forth in Annex 8.10 hereto, provided that no amount shall be paid by Holdings or any Subsidiary in connection with such transactions with LGB and its Affiliates during the continuation of an Event of Default, (ii) payments pursuant to the Management Advisory Agreement, without giving effect to any amendments, supplements or other modifications thereto after the Effective Date (other than those that reduce the amounts of such payments), (iii) employment arrangements entered into in the ordinary course of business with employees and officers of Holdings and its Subsidiaries, (iv) customary fees paid or other compensation arrangements provided to members of the Board of Directors of Holdings and of its Subsidiaries, (v) transactions between or among any of the Borrower and its Wholly-Owned Subsidiaries, (vi) transactions between or among the Borrower and its Subsidiaries in the ordinary course of business and (vii) transactions contemplated by the Acquisition Documents (including payment of the Adjusted AEP Amount and the Federal Project Cash Flow Amount) and payments pursuant to the Deferred Compensation Agreements.

          8.11. Sales and Leasebacks. Holdings will not, and will not permit any Subsidiary to, enter into any arrangement with any Person providing for the leasing by any Credit Party of real or personal property that has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, other than (a) any such arrangement entered into in connection with (x) the financing of the acquisition of such property with the proceeds of purchase money Indebtedness incurred as permitted by Section 8.4(c)(ii) or (y) the sale and leaseback of such property pursuant to an operating lease permitted by Section 8.7 within 90 days of the acquisition of such property by the Borrower and its Subsidiaries, and (b) a Qualified Sale/Leaseback Transaction, provided that, the aggregate Net Cash Proceeds received from all Qualified Sale/Leaseback Transactions entered into subsequent to the Original Borrowing Date shall not exceed $30,000,000.

          8.12. Changes in Fiscal Periods. The Borrower shall not change the fiscal year of the Borrower to end on a day other than June 30 or change the Borrower’s method of determining fiscal quarters, except that the Borrower may change the fiscal year of the Borrower to end on or about December 31 and make corresponding changes to the Borrower’s method of determining fiscal quarters.

          8.13. Cash Interest Coverage Ratio. Holdings will not permit the Cash Interest Coverage Ratio for any Test Period to be less than 3.50 to 1.00.

          8.14. Leverage Ratio. Holdings will not permit the Leverage Ratio at the end of any Test Period ending on or about any date set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter End Date	Leverage Ratio
September 30, 2004	3.90 to 1.00
December 31, 2004	3.90 to 1.00
March 31, 2005	3.90 to 1.00
June 30, 2005	3.70 to 1.00
September 30, 2005	3.70 to 1.00
December 31, 2005	3.70 to 1.00
March 31, 2006	3.70 to 1.00
June 30, 2006	3.30 to 1.00
September 30, 2006	3.30 to 1.00
December 31, 2006	3.30 to 1.00
March 31, 2007	3.30 to 1.00
June 30, 2007	3.00 to 1.00
September 30, 2007	3.00 to 1.00
December 31, 2007	3.00 to 1.00
March 31, 2008	3.00 to 1.00
June 30, 2008	2.50 to 1.00
September 30, 2008	2.50 to 1.00
December 31, 2008	2.50 to 1.00
March 31, 2009	2.50 to 1.00
June 30, 2009 and thereafter	2.00 to 1.00

          8.15. Deferred Compensation Liability. (a) Holdings will not, and will not permit any of its Subsidiaries to, make any payments on account of the Deferred Compensation Liability during any fiscal year of the Borrower in an aggregate amount exceeding the amount set forth opposite such fiscal year below (the amount so set forth for any such fiscal year, the “Deferred Compensation Liability Annual Amount” for such fiscal year):

Deferred Compensation
Fiscal Year	Liability Annual Amount
2005	$13,500,000
2006	$13,500,000
2007	$13,000,000
2008	$6,500,000
2009 and thereafter	$13,000,000

; provided that, the Deferred Compensation Liability Annual Amount for any fiscal year may be increased upon the delivery of a certificate of an Authorized Officer of the Borrower certifying that the Deferred Compensation Liability has been finally determined pursuant to Section 1.06 of the Acquisition Agreement and specifying the increased amount of the Deferred Compensation Liability Annual Amount for each fiscal year, together with supporting calculations thereto, in an aggregate amount equal to the tax adjusted amount of any cash refund of the Adjusted Purchase Price applied to prepay the Term Loans pursuant to Section 4.2(a)(viii).

          (b) Notwithstanding anything to contrary contained in Section 8.15(a), to the extent the Deferred Compensation Liability Annual Amount is not expended in any fiscal year pursuant to Section 8.15(a) above, 100% of such unused amount may be carried forward to the succeeding fiscal year

(it being understood and agreed that amounts expended in any fiscal year pursuant to Section 8.15(a) shall be applied against the Deferred Compensation Liability Annual Amount for such fiscal year before being applied against amounts carried forward from the prior fiscal year).

          (c) Notwithstanding anything to the contrary contained in Section 8.15(a), if, pursuant to any Pike Employment Agreement, the Borrower shall be required to make any payment on account of the Deferred Compensation Liability during any fiscal year (the “Payment Year”) of any amount otherwise scheduled to be paid subsequent to such fiscal year pursuant to such Pike Employment Agreement, the Deferred Compensation Liability Annual Amount for the Payment Year shall be increased by the amount of such payment and the Deferred Compensation Liability Annual Amount for subsequent fiscal years shall be reduced by the amounts scheduled to be paid in such years which were paid during the Payment Year.

          SECTION 9. EVENTS OF DEFAULT.

          Upon the occurrence of any of the following specified events (each an “Event of Default”):

          9.1. Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

          9.2. Representations etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          9.3. Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1(e), 7.11 or Section 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1, 9.2 or clause (a) of this Section 9.3) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or

          9.4. Default Under Other Agreements. Any Credit Party or any of their Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this Section 9.4 unless at the time of such default, defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 9.4 shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

          9.5. Bankruptcy, etc. Any Credit Party or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any of its Material Subsidiaries and the

petition is not controverted within ten days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of its Material Subsidiaries; or any Credit Party or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of its Material Subsidiaries; or there is commenced against any Credit Party or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or any Credit Party or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

          9.6. ERISA. (a) A Plan which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA) shall fail to satisfy the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan shall have had or is likely to have a trustee appointed to administer such Plan, (d) a contribution required to be made to a Plan has not been timely made, (e) any Plan shall have an Unfunded Current Liability or (f) a Credit Party or a Subsidiary of a Credit Party or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29) of the Code; and there shall result from any such event or events described in the preceding clauses of this Section 9.6 the imposition of a lien upon the assets of Holdings or any Subsidiary of a Credit Party, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, which lien, security interest, liability or penalty would have a Material Adverse Effect; or

          9.7. Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent the Liens purported to be created thereby with respect to assets that are material, individually or in the aggregate, to Holdings and its Subsidiaries, taken as a whole (except to the extent resulting from the failure of the Administrative Agent to maintain possession of Collateral as to which the Liens thereon are perfected solely by possession or from a sale or other disposition of such Collateral permitted hereby), and, in each case, such default shall continue for 30 or more days, or any Credit Party shall default (after, in the case of Mortgages only, the expiration of any applicable grace period contained in any such Mortgage) in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document; or

          9.8. Guaranty. Any Guaranty or any provision thereof shall cease to be in full force or effect, except in each case to the extent resulting from a sale or liquidation of the applicable Guarantor permitted hereby, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such guarantor’s obligations under such Guaranty or any Guarantor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the relevant Guaranty; or

          9.9. Judgments. One or more judgments or decrees shall be entered against any Credit Party or any of their respective Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $10,000,000 or more and (i) such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

          9.10. Change of Control. A Change of Control shall have occurred.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.5 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; (iii) enforce, as Administrative Agent (or direct the Administrative Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.5 in respect of the Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

          Except as expressly provided in this Section and in the Security Documents, presentment, demand, protest and all other notices of any kind are hereby expressly waived with respect to the exercise of remedies upon an Event of Default.

          SECTION 10. DEFINITIONS

          As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          “ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

          “Acquisition” shall have the meaning provided in the recitals to this Agreement.

          “Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

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          “Acquisition Documents” shall mean the Acquisition Agreement and all other documents entered into or delivered by the Borrower or any of its Subsidiaries with or to Red Simpson or any of the Sellers in connection with the Acquisition Agreement.

          “Additional Permitted Preferred” shall mean any preferred stock of Holdings issued pursuant to clause (A) of Section 8.9(a)(vi).

          “Adjusted AEP Amount” shall have the meaning provided in the Acquisition Agreement.

          “Adjusted Purchase Price” shall have the meaning provided in the Acquisition Agreement.

          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.9.

          “Affected Loan” shall have the meaning provided in Section 4.2(b)(ii).

          “Affiliate” shall mean, as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, however, that members and Affiliates of the Parent that would not be Affiliates of Holdings other than by reason of being a member or Affiliate of the Parent and that neither in fact participate in the management of any of the Parent or Holdings, nor control or are controlled by the Parent or any of their Affiliates or are controlled by Holdings or any of its Affiliates, who in fact participate in the management of any of the Parent or Holdings, shall be deemed not to be Affiliates of Holdings or any of its Subsidiaries.

          “Agreement” shall mean this Amended and Restated Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

          “Aircraft” shall have the meaning provided in Section 5.1(h)(iii).

          “Aircraft Mortgage” shall mean the Aircraft Mortgage and Security Agreement, dated as of April 18, 2002 made by the Borrower in favor of the Administrative Agent, as the same may be from time to time further modified, amended and/or supplemented.

          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Anticipated Reinvestment Amount” shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale or Recovery Event that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

          “Applicable Margin” shall mean, for each Type and category of Loan, the rate per annum set forth under the relevant column heading and opposite the relevant category below:

	ABR Loans	Eurodollar Loans
Term Loans	1.25%	2.25%
Revolving Loans	1.50%	2.50%
Swing Line Loans	1.50%	—

provided, that commencing with the date of delivery of financial statements pursuant to Section 7.1(b) for the fiscal quarter of the Borrower ended December 31, 2004, the Applicable Margin for any day shall be calculated in accordance with the Pricing Grid.

          “Applicable Prepayment Percentage” shall mean, for any fiscal year, 75% or, if the Leverage Ratio as of the last day of such fiscal year is not greater than 2.5 to 1.0, 50%.

          “Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Arrangers” shall have the meaning set forth in the preamble hereto.

          “Asset Sale” shall mean the sale, transfer or other disposition by Holdings or any Subsidiary of any asset or property to any Person other than Holdings or any Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business and sales of assets pursuant to Sections 8.2(g) and 8.11) (including any sale and leaseback of assets and any sale of a mortgage of real property held by Holdings or any of its Subsidiaries as mortgagee) if the assets subject thereto have an aggregate book value or sales price in excess of $100,000 (it being understood that if said aggregate book value or sales price exceeds $100,000, the entire Net Cash Proceeds of such Asset Sale or disposition shall be deemed Net Cash Proceeds of such Asset Sale).

          “Authorized Officer” shall mean any senior officer of Holdings or the Borrower, as the case may be, designated as such in writing to the Administrative Agent by Holdings or the Borrower, as the case may be, in each case to the extent reasonably acceptable to the Administrative Agent.

          “Available Amount” shall mean, on any date of determination, an amount equal to the excess, if any, of:

     (x) the sum of (i) the sum of the Borrower’s Share of Excess Cash Flow for each full fiscal year of Holdings commencing with the fiscal year ending June 30, 2005 and completed at or prior to such time for which financial statements are available plus (ii) aggregate amount of Equity Contributions at such time over

     (y) the sum of (1) the greater of:

     (A) the excess, if any, of (i) the aggregate amount of consideration given by the Borrower and its Subsidiaries at or prior to such time (whether cash or property, as valued in good faith by the Board of Directors of the Borrower, but excluding Earnout Payments), net of any return representing return of capital of (but not return on) any such investment, in connection with Permitted Business Acquisitions (excluding the Acquisition) made pursuant to Section 8.6(j) (all such consideration referred to in this clause (i), “Non-Earnout Consideration”) over (ii) $25,000,000, and

     (B) the excess, if any, of (i) the sum of (I) the aggregate amount of Non-Earnout Consideration given by the Borrower and its Subsidiaries at or prior to such time plus (II) the aggregate amount of Earnout Payments made subsequent to the Effective Date and obligations in respect to future Earnout Payments to the extent of the then maximum amount that the Borrower and its Subsidiaries could be required to pay in the future under agreements with respect thereto then in effect over (ii) $30,000,000, and

(2) the aggregate amount of Consolidated Capital Expenditures made at or prior to such time pursuant to Section 8.5(c)(i), (3) the aggregate amount of payments made at or prior to such time to repurchase shares of Series A Preferred pursuant to clause (x)(A) of Section 8.9(a)(iv) and (4) the aggregate amount of Equity Contributions used at or prior to such time to repurchase shares of Series A Preferred pursuant to clause (y) of Section 8.9(a)(vii).

     For the purpose of determining pursuant to Section 8.9(a)(vii), at any time, the aggregate amount of Equity Contributions that have been utilized for permitted uses of the Available Amount, such amount of Equity Contributions shall be the excess, if any, of the sum of clauses (y)(1), (y)(2) and (y)(3) above at such time over clause (x)(i) above at such time.

          “Bankruptcy Code” shall have the meaning provided in Section 9.5.

          “Barclays” shall mean Barclays Bank PLC.

          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.

          “Borrower’s Share of Excess Cash Flow” shall mean, for any fiscal year of Holdings, the product of (A) Excess Cash Flow for such fiscal year multiplied by (B) a percentage equal to 100% minus the Applicable Prepayment Percentage for such fiscal year.

          “Borrowing” shall mean the incurrence of one Type of Loan pursuant to a single Facility by the Borrower from all of the Lenders having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar

Loans the same Interest Period; provided that ABR Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

          “capital stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

          “Capital Lease” as applied to any Person shall mean any lease of (or arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is classified and accounted for as a capital lease on the balance sheet of that Person.

          “Capitalized Lease Obligations” shall mean all obligations under Capital Leases of Holdings or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) Dollar denominated demand or time deposits, certificates of deposit and bankers’ acceptances of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Service or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“S&P”) is at least A-1 or the equivalent thereof or from Moody’s Investors Service or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“Moody’s”) is at least P-1 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (iv) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the ICA, (y) are rated at least AA+ by S&P and at least, Aa1 by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

          “Cash Interest Coverage Ratio” shall mean for any period the ratio of Consolidated EBITDA for such period to Consolidated Cash Interest Expense for such period.

          “Cash Proceeds” shall mean, with respect to any Asset Sale or any Recovery Event, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise issued in connection with such Asset Sale or Recovery Event, other than the portion of such deferred payment constituting interest, but only as and when so received) received by Holdings and/or any Subsidiary from such Asset Sale or Recovery Event.

          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

          “Change of Control” shall mean and include (i) the LGB Group shall cease to have the power to vote or direct the voting of securities having at least 51% of the ordinary voting power for the election of directors of Holdings, provided that after the initial public offering of capital stock of Holdings such percentage shall be 30%; or (ii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding capital stock of the Borrower; or (iii) the Borrower shall issue any capital stock (or any security convertible into any of its capital stock) which is not pledged to the Administrative Agent for the benefit of the Lenders; or (iv) a “Change of Control” under the Series A Preferred.

          “CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          “Collateral” shall mean all of the Collateral as defined in each of the Security Documents.

          “Commitment” shall mean, with respect to each Lender, such Lender’s Term Commitment and Revolving Commitment and, in the case of Barclays, the Swingline Commitment.

          “Commitment Fee” shall have the meaning provided in Section 3.1(a).

          “Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated June 2004 with respect to the Facilities.

          “Consolidated Capital Expenditures” shall mean, for any period and with respect to Holdings, the aggregate of all expenditures by Holdings and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of Holdings and its Subsidiaries plus consulting fees and related expenses, excluding (a) any such expenditure to the extent made with the proceeds of any sale of fixed or capital assets, so long as such proceeds are so applied within twelve months of such sale, (b) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds or condemnation awards relating to any such damage, loss, destruction or condemnation, (c) all such expenditures in connection with Permitted Business Acquisitions and (d) any such expenditures made in connection with any Qualified Sale/Leaseback Transaction. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by Holdings or any of its Subsidiaries shall be included in Consolidated

Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time.

          “Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense, but excluding, however, interest expense not payable in cash.

          “Consolidated Current Assets” shall mean, at a particular date, with respect to any Person, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

          “Consolidated Current Liabilities” shall mean, at a particular date, with respect to any Person, all amounts which would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding (a) the current portion of any Consolidated Total Funded Debt (including Term Loans) of such Person and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein and (c) any current portion of deferred taxes.

          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income of such Person for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill), capitalized consulting fees and organization costs, (v) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (vi) any non-cash compensation and related expenses, (vii) expenses attributable to any step-up in the value of inventory as a result of the application of purchase accounting in connection with any acquisition or recapitalization (including the Recapitalization) or as a result of any LIFO adjustment, (viii) any contingent or deferred payments (including Earnout Payments, noncompete payments and consulting payments) made to sellers in Permitted Business Acquisitions, (ix) any payment of fees owing to LGB and/or its Affiliates permitted pursuant to Section 8.10, (x) non-cash write-offs (including write-offs of goodwill, but excluding provisions for restructuring charges) and (xi) any nonrecurring charge or expense arising in connection with the Recapitalization or the Acquisition and the transactions contemplated thereby, including the incurrence of the Loans hereunder (including, without limitation, fees and expenses in connection with the financing of the Recapitalization or the Acquisition (including consulting fees)) and minus any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business).

          Notwithstanding the foregoing, for purposes of calculating the Cash Interest Coverage Ratio and the Leverage Ratio (a) Consolidated EBITDA shall be deemed to be $1,000,000 greater for each quarter ended during the period beginning on September 30, 2003 through and including June 30, 2004 (reflecting, without duplication, expenses included in the determination of Consolidated EBITDA above) and (b) as of the last day of any fiscal quarter in any Test Period occurring during the twelve consecutive months following the Acquisition or a Permitted Business Acquisition, Consolidated EBITDA shall be the Acquisition or calculated for the relevant Test Period as if (i) solely for the purpose of calculating the Leverage Ratio, the Acquisition or such Permitted Business Acquisition, as the case may be, had been consummated and (ii) the cost savings expected, in the good faith judgment of the management of Holdings at such time, had been achieved, in each case, on the first day of such Test Period.

          “Consolidated Interest Expense” shall mean, for any period, total interest expense determined in accordance with GAAP net of interest income and, without duplication, receipts under Interest Rate Agreements (including that attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding, however, any amortization of deferred financing costs and any costs paid in connection with the establishment of Interest Rate Agreements (whether paid at inception or on a delayed basis).

          “Consolidated Net Income” shall mean for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person (other than the Borrower or Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by Holdings or any of its Subsidiaries by such Person during such period and (ii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

          “Consolidated Total Funded Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (other than Indebtedness described in clauses (f) (other than in respect of (i) drawings under any letter of credit to the extent not reimbursed within two Business Days after the date thereof and (ii) acceptance facilities) and (g) of the definition of Indebtedness), of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP and, in the case of the Borrower, Indebtedness in respect of the Loans.

          “Consolidated Working Capital” shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          “Contingent Obligations” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          “Credit Documents” shall mean this Agreement, the Notes and the Security Documents.

          “Credit Event” shall mean and include the making of a Loan or the issuance of a Letter of Credit.

          “Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

          “Deferred Compensation Agreement” shall mean any agreement providing for the payment of Profit Sharing Interest or Minority Interest to the related holder thereof, including any Employment Agreement Amendment and any Pike Employment Agreement.

          “Deferred Compensation Liability” shall mean the Borrower’s obligation to pay Profit Sharing Interest or Minority Interest to the related holder thereof pursuant to a Deferred Compensation Agreement.

          “Deferred Compensation Plan” shall mean the Amended and Restated Pike Electric, Inc. Officers’ Deferred Compensation Plan, effective January 1, 2000, for officers and employees of the Borrower and its Subsidiaries, as such plan is in effect on the Original Borrowing Date without giving effect to any amendments, supplements or other modifications thereto that are materially adverse to the interests of the Lenders (it being understood that any amendment thereto that permits the early termination of such Plan shall not be deemed to be materially adverse to the interests of the Lenders).

          “Dividends” shall have the meaning provided in Section 8.9.

          “Documents” shall mean, collectively, (a) the Credit Documents and (b) the Acquisition Documents.

          “Dollars” and “$” shall mean dollars in lawful currency of the United States.

          “Domestic Subsidiary” shall mean each Subsidiary of Holdings other than the Foreign Subsidiaries.

          “Earnout Payments” shall mean payments made by the Borrower and/or any of its Subsidiaries under a contractual arrangement entered into with a seller in connection with a Permitted Business Acquisition as part of the consideration given to such seller for such Permitted Business Acquisition where the amounts of such payments are based upon, and are dependent upon, the business acquired pursuant to such Permitted Business Acquisition achieving meaningful revenue, earnings or other performance target levels agreed upon in good faith by the Borrower and such seller.

          “Effective Date” shall have the meaning provided in Section 12.10.

          “Employment Agreement Amendments” shall be the Employment Agreement Amendments as defined in, and entered into in connection with, the Acquisition Agreement.

          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

          “Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

          “Equity Contributions” shall mean, at any time, all equity contributions to Holdings and by Holdings to the Borrower made at any time after the Original Borrowing Date through such time (other than equity contributions made pursuant to Section 5.1(g)(iii) and equity contributions consisting of the purchase of shares by management as described in Section 8.9(a)(ii)).

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with a Credit Party or a Subsidiary of a Credit Party would be deemed to be a “single employer” within the meaning of Section 414 of the Code.

          “Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of the maximum reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

          “Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Barclays is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          “Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements

          “Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          “Event of Default” shall have the meaning provided in Section 9.

          “Excess Cash Flow” shall mean, for any fiscal year, the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges deducted in arriving at such Consolidated Net Income, (iii) the amount of returned surplus assets of any Plan during such period to the extent not included in arriving at such Consolidated Net Income, (iv) decreases in Consolidated Working Capital of Holdings and its Subsidiaries for such period, and (v) any net amounts received by Holdings and its Subsidiaries in settlement of, or in payment of any judgments resulting from, legal proceedings with respect to Holdings or any such Subsidiary during such fiscal year over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such period on account of Consolidated Capital Expenditures (determined without regard to clauses (a), (b), (c) and (d) of the definition of “Consolidated Capital Expenditures”), Permitted Business Acquisitions and the Acquisition (reduced by the principal amount of Indebtedness incurred in connection with such expenditures and, reduced, in the case of Consolidated Capital Expenditures, by the amount of such expenditures constituting application of insurance proceeds or proceeds of sales of assets in connection with the replacement of such assets, except to the extent that clause (a) of this definition includes a corresponding amount directly attributable to such insurance proceeds or such sales) and Deferred Compensation Liabilities, (iii) the aggregate amount of all prepayments of Revolving Loans to the extent of accompanying permanent reductions of the Total Revolving Commitments and all payments or prepayments of the Term Loans during such period pursuant to Sections 4.2(a)(ii) or (iii) (to the extent that clause (a) of this definition includes a corresponding amount directly attributable to the event giving rise to such mandatory prepayment, in the case of Section 4.2(a)(iii)), (iv) the aggregate amount of all repayments during such period of Capitalized Lease Obligations of Holdings and its Subsidiaries (other than any portion thereof allocable to Consolidated Cash Interest Expense), all repayments during such period of the principal of Indebtedness of Holdings and its Subsidiaries (other than (x) under this Agreement and (y) in respect of any revolving credit facility to the extent there is not an equivalent reduction in commitments thereunder), (v) increases in Consolidated Working Capital of Holdings and its Subsidiaries for such period, (vi) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by Holdings and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) costs paid in cash during such period in connection with the establishment of Interest Rate Agreements but not deducted in determining Consolidated Net Income in such period, and (viii) cash expenditures of Holdings during such period pursuant to Section 8.9(a)(ii) (less the amount of cash received by Holdings during such period from the sale of shares of Holdings Common Stock to or for the benefit of management investors) and Section 8.10(i) hereof and (ix) the aggregate amount of cash reserves securing letters of credit or bonds pursuant to Section 8.3(l) on the last day of such fiscal year.

          “Existing Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

          “Existing Indebtedness” shall have the meaning provided in Section 8.4(d).

          “Existing Term Loans” shall mean the “Term Loans” as defined in the Existing Credit Agreement.

          “Expiration Date” shall mean the earlier to occur of (i) July 1, 2004 and (ii) the date of termination (taking into account any extensions thereof) of the Acquisition Agreement.

          “FAA” shall have the meaning given in Section 5.1(h)(iii).

          “Facility” shall mean any of the credit facilities established under this Agreement, i.e., the Term Facility, the Revolving Facility or the Swingline Facility.

          “Federal Project Cash Flow Amount” shall have the meaning provided in the Acquisition Agreement.

          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.1.

          “Final Maturity Date” shall mean the collective reference to the Term Facility Final Maturity Date and the Revolving Facility Final Maturity Date.

          “Foreign Subsidiary” shall mean each Subsidiary of Holdings incorporated or organized, and doing business, in a jurisdiction other than the United States or any state or territory thereof.

          “Fronting Fee” shall have the meaning provided in Section 3.1(c).

          “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.7(a).

          “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining government.

          “Guarantee and Collateral Agreement” shall have the meaning set forth in Section 5.1(h)(i).

          “Guaranties” shall mean the guaranties provided by Holdings and the Subsidiary Guarantors pursuant to the Guarantee and Collateral Agreement.

          “Guarantor” shall mean each of Holdings and the Subsidiary Guarantors.

          “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law.

          “Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          “Holdings” shall have the meaning provided in the first paragraph of this Agreement.

          “Holdings Common Stock” shall mean the common stock of Holdings.

          “ICA” shall have the meaning provided in Section 6.7.

          “Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business and other than obligations under deferred compensation plans, including the Deferred Compensation Liability), excluding any obligations in respect of Earnout Payments and any other contingent obligations with respect to any deferred payments in connection with the Recapitalization, the Acquisition or any Permitted Business Acquisitions, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock other than such repurchases from former directors, officers or employees made pursuant to the Shareholders’ Agreement, the Pike Holdings 2004 Employee Stock Purchase Plan or stock option agreements, (h) all Contingent Obligations of such Person in respect of Indebtedness of a primary obligor, (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (j) for the purposes of Section 8.4 and Section 9.4 only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefore.

          “Interest Period” with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.9.

          “Interest Rate Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

          “Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          “Lender” shall have the meaning provided in the first paragraph of this Agreement.

          “Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

          “Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any incurrence of Revolving Loans or to fund its portion of any unreimbursed payment under Section 2.4(c) or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with its obligations under Section 1.1 or under Section 2.4(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

          “Letter of Credit” shall have the meaning provided in Section 2.1(a).

          “Letter of Credit Fee” shall have the meaning provided in Section 3.1(b).

          “Letter of Credit Issuer” shall mean and include Barclays or, at the option of Barclays, any affiliate of Barclays.

          “Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          “Letter of Credit Request” shall have the meaning provided in Section 2.2(a).

          “Leverage Ratio” shall mean at any date the ratio of Consolidated Total Funded Debt at such date to Consolidated EBITDA for the four consecutive fiscal quarters ending on or immediately preceding such date.

          “LGB” shall mean Lindsay Goldberg & Bessemer L.P., a Delaware limited partnership.

          “LGB Group” shall mean LGB Pike LLC, LGB Pike II LLC and (a) any Affiliate of LGB Pike LLC or LGB Pike II LLC (collectively, the “LGB Pike LLC Affiliates”), (b) any officer or employee of LGB Pike LLC, LGB Pike II LLC or any LGB Pike LLC Affiliate (collectively, the “LGB Pike LLC Associates”), (c) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any LGB Pike LLC Associate and (d) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only LGB Pike LLC, LGP Pike II LLC, LGB Pike LLC Affiliates, LGB Pike LLC Associates, their spouses, their lineal descendants and any other members of their families.

          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          “Loan” shall have the meaning provided in Section 1.1.

          “Management Advisory Agreement” shall mean the Management Advisory Services Agreement, dated as of April 18, 2002, as amended as of July 1, 2004, between Goldberg Lindsay & Co. LLC and the Borrower.

          “Mandatory Borrowing” shall have the meaning provided in Section 1.1(c).

          “Margin Stock” shall have the meaning provided in Regulation U.

          “Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries taken as a whole, after giving effect to the Acquisition or, solely with respect to Section 5.1(e), Red Simpson and its Subsidiaries, taken as a whole, (b) the Acquisition and the financing contemplated hereby or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

          “Material Subsidiary” shall mean and include, at any time, any Subsidiary of Holdings that (x) has assets at such time comprising 5% or more of the consolidated assets of Holdings or (y) had net income in the then most recently ended fiscal year of Holdings comprising 5% or more of the consolidated net income of the Borrower for such fiscal year and shall in any event include (x) the Borrower and (y) any other Subsidiary of Holdings that at such time would constitute a “Significant Subsidiary” as defined in SEC Rule 1-02 promulgated under SEC Regulation S-X, as amended or any replacement rule.

          “Minimum Borrowing Amount” shall mean (i) for ABR Loans, $500,000 or a whole multiple in excess thereof (ii) for Eurodollar Loans, $1,000,000 or a whole multiple in excess thereof and (iii) for Swingline Loans, $100,000 or a whole multiple of $25,000 in excess thereof.

          “Minority Interest” shall have the meaning provided in the Acquisition Agreement.

          “Mortgage” shall have the meaning provided in Section 7.12(b).

          “Mortgaged Properties” shall mean the Real Properties listed on Annex 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

          “Net Cash Proceeds” shall mean, with respect to any Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction, the Cash Proceeds resulting therefrom net of expenses of sale or recovery (including, without limitation, reasonable and documented attorneys’, accountants’, other advisors’ and banking and investment banking fees, environmental and solvency related fees, all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes paid or reasonably estimated to be payable, as a consequence of such Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction and the payment of principal, premium and interest of Indebtedness secured by the asset which is the subject of the Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, Recovery Event or Qualified Sale/Leaseback Transaction (other than any Lien in favor of the Administrative Agent for the benefit of the Lenders), and incremental income taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

          “Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

          “Notes” shall be a collective reference to any promissory notes evidencing the Loans.

          “Notice of Borrowing” shall have the meaning provided in Section 1.3.

          “Notice of Conversion” shall have the meaning provided in Section 1.6.

          “Notice Office” shall mean the office of the Administrative Agent at 200 Park Avenue, New York, New York or such other office as the Administrative Agent may designate to the Borrower from time to time.

          “Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Lender Affiliate), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit or any Specified Hedge Agreement whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          “Original Borrowing Date” shall mean April 18, 2002.

          “Participant” shall have the meaning provided in Section 2.4(a).

          “Payment Office” shall mean the office of the Administrative Agent at 200 Park Avenue, New York, New York or such other office as the Administrative Agent may designate to the Borrower from time to time.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          “Permitted Business Acquisition” shall mean any acquisition by the Borrower or any of its Subsidiaries of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person or other significant assets of a Person (other than inventory, leases, materials and equipment in the ordinary course of business) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in all material respects in accordance with applicable laws, (c) at least 90% of the capital stock of any acquired or newly formed corporation, partnership, association or other business entity are owned directly by the Borrower or a Domestic

Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed subsidiary under Section 7.12 shall have been taken, (d) no Material Adverse Effect would be likely to result therefrom and (e)(i) Holdings shall be in compliance, on a pro forma basis after giving effect to (A) such acquisition or formation and (B) the cost savings expected, in the good faith judgment of the management of Holdings at such time, to be achieved during the relevant period for testing such compliance, with the covenants contained in Sections 8.13 and 8.14 recomputed as at the last day of the most recently ended fiscal quarter of Holdings as if such acquisition had occurred on the first day of each relevant period for testing such compliance and the savings had been achieved on the first day of such relevant period, and Holdings shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such subsidiary or assets (to the extent reasonably available), and (ii) after giving effect to such transaction, any acquired or newly formed subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 8.4).

          “Permitted Liens” shall mean all Liens permitted pursuant to Section 8.3.

          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          “Pike Employment Agreements” shall be the Pike Employment Agreements as defined in, and entered into in connection with, the Acquisition Agreement.

          “Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Credit Party, a Subsidiary of a Credit Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which a Credit Party, a Subsidiary of a Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan. For the avoidance of doubt, the Deferred Compensation Agreements, individually and in the aggregate, and the Deferred Compensation Liability shall not constitute a Plan or Plans.

          “Pledged Securities” shall mean all the Pledged Securities as defined in the Guarantee and Collateral Agreement.

          “Pricing Grid” shall mean the table set forth below:

	Applicable Margin for		Applicable Margin for
	Eurodollar Loans		ABR Loans
	Revolving		Revolving Loans and
Leverage Ratio	Loans	Term Loans	Swingline Loans	Term Loans
Greater than 2.75x	2.50%	2.25%	1.50%	1.25%
Less than or equal to 2.75x but greater than or equal to 2.50x	2.25%	2.00%	1.25%	1.00%
Less than 2.50x	2.00%	2.00%	1.00%	1.00%

          For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to

Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.14.

          “Pro Forma Balance Sheet” shall have the meaning provided in Section 6.10(b)(iii).

          “Pro Forma Date” shall be as defined in Section 6.10(b)(iii).

          “Profit Sharing Interest” shall have the meaning provided in the Acquisition Agreement.

          “Qualified Sale/Leaseback Transactions” shall mean sale-leaseback transactions involving the fleet of commercial vehicles, the Aircraft or any Real Property owned by the Borrower or any Subsidiary (other than any such transaction entered into to acquire any such assets of a type described in Section 8.11(a)), provided that (i) the consideration received by the Borrower or any Subsidiary in connection therewith shall consist solely of cash in an amount not less than the fair market value of the assets sold, (ii) the Net Cash Proceeds of any such sale shall be applied as and to the extent required by Section 4.2(a)(iii) (provided that the Borrower shall have no right to make a Reinvestment Election with respect thereto) and (iii) the resulting lease shall be permitted by Section 8.4(l) or 8.7, as the case may be.

          “RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.

          “Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          “Recapitalization” shall mean the recapitalization of Holdings and the Borrower pursuant to the terms of the Recapitalization Agreement.

          “Recapitalization Agreement” shall mean the Recapitalization and Investment Agreement dated March 15, 2002 (as amended by the Amendment Agreement and Consent, dated as of April 11, 2002), among LGB Pike LLC, LGB Acquisition Corp., the Borrower, Holdings, Pike Merger Sub, Inc., Joe B. Pike, as Shareholder Representative, and the stockholders of the Borrower named therein.

          “Recapitalization Documents” shall mean the Recapitalization Agreement and all other documents entered into or delivered by Holdings or any of its Subsidiaries in connection with the Recapitalization Agreement.

          “Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings and/or any of its Subsidiaries.

          “Red Simpson” shall have the meaning provided in the recitals to this Agreement.

          “Register” shall have the meaning set forth in Section 12.4(d).

          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          “Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3 for amounts drawn under Letters of Credit.

          “Reinvestment Assets” shall mean any assets to be employed in the business of the Borrower and its Subsidiaries.

          “Reinvestment Election” shall have the meaning provided in Section 4.2(a)(iii).

          “Reinvestment Notice” shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to purchase, construct or otherwise acquire Reinvestment Assets as provided in Section 4.2(a)(iii).

          “Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire Reinvestment Assets as provided in Section 4.2(a)(iii).

          “Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Lenders, shall have delivered a written termination notice with respect to such Reinvestment Election to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring one year after such Reinvestment Election if the related reinvestment in Reinvestment Assets has not been completed by such date and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

          “Reinvestment Test” shall be satisfied if no Default or Event of Default then exists.

          “Replaced Lender” shall have the meaning provided in Section 1.13.

          “Replacement Lender” shall have the meaning provided in Section 1.13.

          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

          “Repurchase Triggering Event” shall have the meaning provided in Section 8.9(a)(ii).

          “Required Lenders” shall mean Non-Defaulting Lenders whose outstanding Term Loans (or, if prior to the Effective Date, Term Commitments), and Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Total Revolving Extensions of Credit) constitute at least a majority of the sum of (i) the total outstanding Term Loans of Non-Defaulting Lenders (or, if prior to the Effective Date, the Total Term Commitment) and (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the Total Revolving Extensions of Credit of Non-Defaulting Lenders).

          “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Revolving Commitment” shall mean, with respect to each Lender, (x) the amount set forth opposite such Lender’s name in Annex 1.1A hereto directly below the column entitled “Revolving Commitment”, as the same may be reduced from time to time pursuant to Section 3.2, 3.3 and/or Section 9 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 12.4.

          “Revolving Extensions of Credit” shall mean as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          “Revolving Facility” shall mean the Facility evidenced by the Total Revolving Commitment.

          “Revolving Facility Final Maturity Date” shall mean the date which is the sixth anniversary of the Effective Date or, if earlier, the date on which the Revolving Commitments are terminated pursuant to Section 9 hereof.

          “Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Loans.

          “Revolving Loan” shall have the meaning provided in Section 1.1(b).

          “Revolving Percentage” shall mean at any time for each Lender with a Revolving Commitment, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Total Revolving Extensions of Credit then outstanding.

          “Scheduled Repayment” shall have the meaning provided in Section 4.2(a)(ii).

          “SEC” shall have the meaning provided in Section 7.1(f).

          “SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

          “Secured Creditors” shall have the meaning provided in the Security Documents.

          “Security Documents” shall mean the Guarantee and Collateral Agreement, each Mortgage, the Aircraft Mortgage and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

          “Sellers” shall have the meaning provided in the recitals hereto.

          “Series A Preferred” shall mean the Series A Preferred Stock of Holdings, par value $.01 per share, issued in connection with the Recapitalization.

          “Shareholders’ Agreement” shall have the meaning provided in Section 5.1(d).

          “Specified Hedge Agreement” shall mean any Hedge Agreement entered into by the Borrower and any Lender or Lender Affiliate.

          “Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          “Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of Holdings, including the Borrower and, on the Effective Date (except where such term is used with reference to dates occurring prior to the Effective Date), Red Simpson and its Subsidiaries.

          “Subsidiary Guarantor” shall mean any Subsidiary of Holdings which is a party to the Guarantee and Collateral Agreement.

          “Swingline Commitment” shall mean $10,000,000.

          “Swingline Expiry Date” shall mean the date which is one Business Day prior to the Revolving Facility Final Maturity Date.

          “Swingline Facility” shall mean the Facility evidenced by the Swingline Commitment.

          “Swingline Lender” shall mean Barclays.

          “Swingline Loan” shall have the meaning provided in Section 1.1(c).

          “Taxes” shall have the meaning provided in Section 4.4.

          “Term Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex 1.1A hereto directly below the column entitled “Term Commitment”, as the same may be reduced or terminated pursuant to Section 3.3.

          “Term Facility” shall mean the Facility evidenced by the Term Commitment.

          “Term Facility Final Maturity Date” shall mean the date which is the eighth anniversary of the Effective Date.

          “Term Loan” shall have the meaning provided in Section 1.1(a).

          “Test Period” shall mean for any determination the four consecutive fiscal quarters of Holdings (taken as one accounting period) then last ended.

          “Total Commitment” shall mean the sum of the Total Term Commitment and the Total Revolving Commitment.

          “Total Revolving Commitment” shall mean the sum of the Revolving Commitments of each of the Lenders.

          “Total Revolving Commitment Excess Amount” shall have the meaning provided in Section 4.2(a)(i).

          “Total Revolving Extensions of Credit” shall mean at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

          “Total Term Commitment” shall mean the sum of the Term Commitments of each of the Lenders.

          “Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans at such time plus the Letter of Credit Outstandings at such time.

          “Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a ABR Loan or Eurodollar Loan.

          “UCC” shall mean the Uniform Commercial Code.

          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the projected benefit obligation under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

          “Unpaid Drawing” shall have the meaning provided in Section 2.3(a).

          “Unutilized Commitment” for any Lender at any time shall mean the excess of (i) the Commitment of such Lender over (ii) the sum of (x) the aggregate outstanding principal amount of Loans made by such Lender plus (y) an amount equal to such Lender’s Revolving Percentage, if any, of the Letter of Credit Outstandings at such time, provided that solely for purposes of calculating the Commitment Fee pursuant to Section 3.1(a) Swingline Loans shall be deemed not to be outstanding and the Swingline Commitment shall not constitute a “Commitment”.

          “Vehicles” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

          “Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares, is owned directly or indirectly by such Person.

          “Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

          “Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

          SECTION 11. THE ADMINISTRATIVE AGENT.

          11.1. Appointment . Each Lender hereby irrevocably designates and appoints Barclays as Administrative Agent of such Lender (such term to include for purposes of this Section 11, Barclays acting as Administrative Agent) to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes Barclays as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 11.9, no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

          11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.3.

          11.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Holdings or any Subsidiary or any of their respective officers contained in this Agreement, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Document or for any failure of Holdings or any Subsidiary or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Holdings, the Borrower or any Subsidiary. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

          11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

          11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          11.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Holdings or any Subsidiary, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of Holdings or any Subsidiary which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective percentages of Loans and Commitments used in determining Required Lenders at such time (with such percentages to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Holdings or any of its Subsidiaries; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 11.7 shall survive the payment of all Obligations.

          11.8. The Administrative Agent in its Individual Capacity. The Administrative Agent, its Affiliates and each may make loans to, accept deposits from and generally engage in any kind of business with Holdings and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in their individual capacity.

          11.9. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 20 days’ notice to Holdings and the Lenders. The Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders subject to prior approval by Holdings (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          SECTION 12. MISCELLANEOUS.

          12.1. Payment of Expenses, etc. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arrangers in connection with the syndication of the Facilities, the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent and the Arrangers) and the creation and perfection of the Liens created under the Security Documents; (ii) pay all out-of-pocket costs and expenses of the Administrative Agent, the

Arrangers and each of the Lenders in connection with the enforcement (including pursuant to the administration of any bankruptcy proceeding relating to Holdings or the Borrower) or preservation of any rights under the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent, the Letter of Credit Issuer and for each of the Lenders); (iii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, court or documentary taxes or any other excise or property taxes or charges and other similar taxes with respect to the foregoing matters and save each of the Lenders and the Letter of Credit Issuer harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender or such Letter of Credit Issuer) to pay such taxes; and (iv) indemnify each Lender and the Letter of Credit Issuer, its officers, directors, employees, advisors, trustees, representatives and agents (collectively, the “Indemnities”) from and hold each of them harmless against any and all losses, costs, liabilities, claims, damages or expenses, including without limitation, those incurred under Environmental Law, incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender or the Letter of Credit Issuer is a party thereto) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans or Letters of Credit hereunder or the Recapitalization, the Acquisition or the consummation of any transactions contemplated in any Credit Document, including, without limitation, the reasonable fees, charges and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, costs, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an affiliate, agent or representative of such Person).

          12.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party then due and payable to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.6(b), and all other claims of any nature or description then due and payable arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said deposits or Indebtedness owing by the Administrative Agent or such Lender, or any of them, shall be contingent or unmatured.

          12.3. Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender, at its address specified for such Lender on Annex 1.1A hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or (subject to Section 12.3(b)) electronically communicated or sent by overnight courier, and shall be effective when received.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent;

provided that the foregoing shall not apply to notices pursuant to Section 1 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          12.4. Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders. Each Lender may, in accordance with applicable law, at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution or any fund that regularly invests in bank loans, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 1.11, 2.5 and 4.4 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold and the participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participation in amounts owing under this Agreement to the same extent as if the amount of its participation were owing directly to it as a Lender under this Agreement provided that, in purchasing such participation, such participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 12.6(b) as fully as if it were a Lender hereunder, and, provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) waive any Scheduled Repayment or extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Term Loans shall not constitute a waiver of any Scheduled Repayment or an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Subsidiary Guarantors from their obligations under their respective Guaranties except in accordance with the terms thereof, (iii) release all or substantially all of the Collateral except in accordance with the Credit Documents or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document.

          (b) Notwithstanding the foregoing, in accordance with applicable law at any time and from time to time, any Lender may assign all or a portion of its Loans and/or Commitments and its rights and obligations under this Agreement to one or more other Persons with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (i) the Borrower, provided that, other than in the case of an assignment of any Revolving Commitment to an assignee that is not a Lender with a Revolving Commitment immediately prior to giving effect to such assignment, no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 9.1 or 9.5 has occurred and is continuing, any other assignee;

     (ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (x) of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) any Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

     (iii) in the case of any assignment of any Revolving Commitment, the Letter of Credit Issuer.

          Any assignment pursuant to this Section 12.4(b) need not be ratable as among the Term Loans and the Revolving Commitments of the assigning Lender except as provided in the next sentence. Unless the Borrower and the Administrative Agent otherwise agree, no assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount (treating multiple, simultaneous assignments to two or more Approved Funds managed by the same investment advisor or affiliates of the assigning Lender as a single assignment) less than $5,000,000 (in the case of the Revolving Commitments) or $1,000,000 (in the case of the Term Loans) unless the entire Commitment and Loans and other interests of the assigning Lender (and of all Lenders which are Approved Funds managed by the same investment advisor as the assigning Lender) are so assigned. In the case of an assignment by a Lender to its CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment Agreement between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the second proviso to the second sentence of Section 12.4(a) that affects such CLO. If any Lender so sells or assigns all or a part of its interests hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests, and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 12.4(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement substantially in the form of Exhibit D (appropriately completed). In the event of any such assignment to a Person not previously a Lender hereunder (other than an assignment by a Lender to its CLO or by a CLO to an affiliate CLO), either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500, and at the time of any assignment pursuant to this Section 12.4(b), (i) Annex 1.1A shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (ii) if any such assignment occurs after the Effective Date, the Borrower will, if requested by the assignee or assignor, issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.5. Each Lender and the Borrower agree to execute such documents (including, without limitation, amendments to this Agreement) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans, including, without limitation, to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

          (c) The Administrative Agent acting on behalf of the Borrower shall maintain at its Payment Office a copy of each Assignment Agreement delivered to it (as required hereby) and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (whether or not evidenced by a Note). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan or Note evidencing a Loan recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment Agreement, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee and the old Notes shall be returned by the Administrative Agent to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) In the event any Revolving Lender’s long-term credit rating is downgraded to BBB+ or lower by S&P or Baa1 or lower by Moody’s, the Letter of Credit Issuer may replace such Revolving Lender with another Person. Such assignment shall be effected in accordance with the terms of Section 12.4(b).

          12.5. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

          12.6. Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Fees or reimbursement obligations in respect of the Letters of Credit, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          12.7. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders), provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the June 30, 2003 historical financial statements of Holdings delivered to the Lenders pursuant to Section 6.10, but shall not give effect to (i) adjustments in component amounts required or permitted by APB 16 or 17 as a result of the Recapitalization, provided that in determining gains and losses from the sale or disposition of assets such adjustment shall be given effect, (ii) amortization of intangible assets resulting from the Recapitalization, and (iii) the amortization or write-off of any expenses incurred in connection with the Recapitalization or the financing thereof, provided that the computations under Section 8 may utilize FAS 96, but shall not give effect to any cumulative effect adjustment relating to the adoption thereof, and, provided, further, that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets.

          (b) Whenever calculated on the basis of the Prime Rate component of the ABR, interest and fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be.

          12.8. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Documents may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Credit Party located outside New York City and by hand delivery to each Credit Party located within New York City, at its address for notices pursuant to Section 12.3, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably appoints Holdings as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

          (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          12.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Holdings and the Administrative Agent.

          12.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (a) each of Holdings and the Borrower and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Payment Office of the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it and (b) each of the conditions precedent set forth in Section 5.1 shall have been satisfied.

          12.11. Headings. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          12.12. Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each applicable Credit Party and the Required Lenders, provided that no such change, waiver, discharge or termination shall:

     (i) waive any Scheduled Repayment, defer any Scheduled Repayment or extend the Final Maturity Date (it being understood that any waiver of the application of any prepayment of, or the method of application of any prepayment to the amortization of, the Loans shall not constitute a waiver of any such Scheduled Repayment or any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees payable hereunder, or forgive or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;

     (ii) release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their respective Guaranties (in each case except as expressly provided in the Credit Documents) without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;

     (iii) amend, modify or waive any provision of this Section 12.12 without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;

     (iv) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;

     (v) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement without the consent of each Lender (other than a Defaulting Lender) directly affected thereby;

     (vi) alter any allocation of mandatory prepayments under Section 4.2 among the Term Loans or the Revolving Facility without the consent of a majority in interest of the Lenders of the Term Loans or the Revolving Facility, as the case may be, adversely affected thereby (provided that, with the written consent of the Required Lenders, mandatory prepayments under Section 4.2 may be reduced or eliminated); or

     (vii) amend, modify or waive any provision of Section 2 or Section 11 without the consent of the Letter of Credit Issuer or the Administrative Agent, respectively.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          Notwithstanding the foregoing, this Agreement, including this Section 12.12, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under additional term facilities to share ratably with the Term Facility in prepayments pursuant to Sections 4.1 and 4.2) and the other Credit Documents with the Term Loans and Total Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Arrangers, the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

          12.13. Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.5, 4.4, 11.7 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment or assignment of the Loans.

          12.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 1.10, 2.5 or 4.4 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.

          12.15. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party pursuant to this Agreement that is designated by such Credit Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section, any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any assignee or participant or prospective assignee or participant or any actual or prospective direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) on a need-to-know basis, to its employees involved in the administration of this Agreement or any other Credit Document, directors, agents, attorneys, accountants, consultants and other professional advisors or those of any of its Affiliates (each of whom shall be instructed to hold the same in confidence), (d) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) that has been publicly disclosed other than in breach of this Agreement, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (h) in connection with the exercise of any remedy hereunder or under any other Credit Document.

          12.16. Release of Liens and Guarantees. In the event that Holdings, the Borrower or any Subsidiary conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the capital stock, assets or property of Holdings, the Borrower or any of the Subsidiaries in a transaction not prohibited by this Agreement or any other Credit Document, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to release any Liens created by any Credit Document in respect of such capital stock, assets, property, including the release and satisfaction of record of any mortgage or deed or trust granted in connection herewith, and, in the case of a disposition of all or substantially all the capital stock or assets of any Subsidiary Guarantor, terminate such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement and release all Liens on the assets of such Subsidiary Guarantor. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Credit Documents when all the Obligations are paid in full (other than obligations under or in respect of Hedge Agreements) and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Credit Document relating to any such capital stock, assets, property or Subsidiary shall no longer be deemed to be made once such Capital Stock, assets or property is conveyed, sold, leased, assigned, transferred or disposed of.

          12.17. Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

          12.18. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:
c/o Goldberg Lindsay & Co.	PIKE HOLDINGS, INC.
630 Fifth Avenue
New York, New York 10111
Attention: General Partner
E-mail:	By:	/s/ J. Eric Pike

Telecopy:	Title: President & Chief Executive Officer J. Eric Pike

c/o Goldberg Lindsay & Co.	PIKE ELECTRIC, INC.
630 Fifth Avenue
New York, New York 10111
Attention: General Partner
E-mail:	By:	/s/ J. Eric Pike

Telecopy:	Title: President & Chief Executive Officer J. Eric Pike

222 Broadway	BARCLAYS BANK PLC, as Administrative
New York, NY 10038	Agent, as Letter of Credit Issuer and as Lender
Attention: May Wong
Email: may.wong@barcap.com
Telecopy: 212-412-5308	By:	/s/ John Giannone

With a copy to:	Title: Director

200 Park Avenue
New York, NY 10166
Attention: John Giannone
Email: john.giannone@barcap.com
Telecopy: 212-412-7511

JPMORGAN CHASE BANK

	By:	/s/ Gary L. Spevack

Title: Vice President JPMorgan Chase Bank

[Signature Page to Amended and Restated Credit Agreement]

National City Bank

By:	/s/ Daniel R. Raynor

Name: Daniel R. Raynor Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ Julia F. Maslanka

Name: Julia F. Maslanka Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

Allied Irish plc

By:	/s/ Rima Terradista

Name: Rima Terradista Title: Senior Vice President

By:	/s/ Margaret Brennan

Name: Margaret Brennan Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG

By:	/s/ Bryan J. Lynch

Name: Bryan J. Lynch Title: First Vice President

By:	/s/ Patrick W. Kunkel

Name: Patrick W. Kunkel Title: Director

[Signature Page to Amended and Restated Credit Agreement]

PB CAPITAL (Name of Lender)

By:	/s/ Christopher J. Ruzzi

Name: Christopher J. Ruzzi Title: Vice President

By:	/s/ Richard Cameron

Name: Richard Cameron Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

Webster Bank, National Association

By:	/s/ Gail Bruhn

Name: Gail Bruhn Title: Sr. Vice President

[Signature Page to Amended and Restated Credit Agreement]

Exhibit H

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

made by

PIKE HOLDINGS, INC.,

PIKE ELECTRIC, INC.
and certain of its Subsidiaries

in favor of

BARCLAYS BANK PLC,
as Administrative Agent

Dated as of July 1, 2004

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SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Vehicles

ANNEX
Annex 1	Form of Assumption Agreement

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          AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of July 1, 2004, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of BARCLAYS BANK PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the lending and other financial institutions (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of July 1, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pike Holdings, Inc., a North Carolina corporation (f/k/a Pike Equipment and Supply Company, and referred to herein as “Holdings”), Pike Electric, Inc., a North Carolina corporation (the “Borrower”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

          WHEREAS, Holdings, the Borrower, the Lenders and the Administrative Agent were parties to that certain Credit Agreement, dated as of April 18, 2002 (the “Existing Credit Agreement”);

          WHEREAS, Holdings, the Borrower, the Lenders and the Administrative Agent have entered into to the Credit Agreement, pursuant to which the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

          WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

          WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

          WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

          WHEREAS, pursuant to the Existing Credit Agreement the Grantors executed and delivered that certain Guarantee and Collateral Agreement, dated as of April 18, 2002 (the “Existing Guarantee and Collateral Agreement”), to the Administrative Agent; and

          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, and in order to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and in order to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, that on the Effective Date, the Existing Guarantee and Collateral Agreement shall be, and hereby is, amended and restated in its entirety as follows:

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SECTION 1. DEFINED TERMS

          1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter of Credit Rights and Supporting Obligations.

          (b) The following terms shall have the following meanings:

     “Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     “Applicable Governmental Authority”: as defined in Section 5.7(c).

     “Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, (i) interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, and (ii) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to the Administrative Agent or any of its Affiliates and arising from treasury, depository and cash management services in connection with any automated-clearing-house transfers of funds) to the Administrative Agent or any Lender (or, in the case of any Lender Hedge Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or pursuant to, the Credit Agreement, this Agreement, the other Credit Documents, any Letter of Credit, any Lender Hedge Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

     “Collateral”: as defined in Section 3.

     “Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

     “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection

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therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

     “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

     “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time savings, passbook or like account maintained with a depositary institution.

     “Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

     “Foreign Subsidiary Voting Stock”: the voting capital stock of any Foreign Subsidiary.

     “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Credit Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Credit Document).

     “Guarantors”: the collective reference to each Grantor other than the Borrower.

     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     “Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

     “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

     “Issuers”: the collective reference to each issuer of any Investment Property.

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     “Lender Hedge Agreements”: all Hedge Agreements entered into by the Borrower with any Lender (or any Affiliate of any Lender).

     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

     “Obligations”: (i) in the case of the Borrower, the Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

     “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

     “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

     “Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

     “Pledged Securities”: the collective reference to the Pledged Stock and the Pledged Notes.

     “Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the capital stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

     “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

     “Securities Act”: the Securities Act of 1933, as amended.

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     “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

     “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

     “Vehicles”: all cars, trucks, trailers, construction and earth-moving equipment and other vehicles covered by a certificate-of-title law of any state and, in any event including, without limitation, the vehicles listed on Schedule 7 and all tires and other appurtenances to any of the foregoing.

          1.2. Other Definitional Provisions. (a) The words “hereof,” “herein, ” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

          2.1. Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

          (b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

          (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without

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impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

          (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 and the other Guarantor Obligations shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

          (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any setoff, appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit is outstanding and the Commitments are terminated.

          2.2. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

          2.3. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security, guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit is outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such

7

Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

          2.4. Amendments, etc., with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon them or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Credit Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

          2.5. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Credit Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When

8

making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

          2.6. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

          2.7. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Payment Office.

SECTION 3. GRANT OF SECURITY INTEREST

          Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

          (a) all Accounts;

          (b) all Chattel Paper;

          (c) all Deposit Accounts;

          (d) all Documents;

          (e) all Equipment;

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          (f) all General Intangibles;

          (g) all Instruments;

          (h) all Intellectual Property;

          (i) all Inventory;

          (j) all Investment Property;

          (k) all Letter of Credit Rights;

          (l) all Vehicles and title documents with respect to Vehicles;

          (m) all other property not otherwise described above;

          (n) all books and records pertaining to the Collateral; and

   (o) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (x) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or gives rise to a right on the part of the parties thereto other than Holdings and its Subsidiaries to terminate (or to materially modify), or requires any consent not obtained under, any contract, license, agreement, instrument or other document or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under applicable law, or (y) any Investment Property acquired pursuant to Section 8.6(n) of the Credit Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

          4.1. Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens. No financing statement or other public

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notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement or as are permitted by the Credit Agreement or as to which documentation to terminate the same shall have been delivered to the Administrative Agent. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor.

          4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (i) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and, where required, duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor except (A) with respect to any Intellectual Property, to the extent the Administrative Agent has not perfected its security interest therein under applicable foreign law, (B) fixtures in any location in connection with which no Grantor has Mortgaged Property, (C) Deposit Accounts and (D) Letter of Credit Rights, and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law (including the priority rules under the New York UCC).

          4.3. Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and other long-form good standing certificate as of a date which is recent to the date hereof.

          4.4. Inventory and Equipment. On the date hereof, the Inventory and the Equipment with greater than de minimis value are kept at the locations listed on Schedule 5.

          4.5. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

          4.6. Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the capital stock of each Issuer owned by such Grantor or, in the case of Issuers that are Foreign Subsidiaries, the shares of such Foreign Subsidiaries pledged by such Grantor constitute 66% of the outstanding Foreign Subsidiary Voting Stock of each Issuer (or, if such Grantor owns less than 66% of the outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary, constitute all the Foreign Subsidiary Voting Stock of such Foreign Subsidiary owned by Grantor).

          (b) All the shares of the Pledged Stock as to which the Borrower or a Subsidiary of the Borrower is the Issuer have been duly and validly issued and are fully paid and nonassessable.

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          (c) To the best of such Grantor’s knowledge, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (d) Such Grantor is the beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of any other Person, except the security interest created by this Agreement or Liens permitted pursuant to the Credit Agreement; and such Grantor is the record owner of such Investment Property except for any securities held for such Grantor through intermediaries.

          4.7. Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable of an amount greater than $100,000 is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

          (b) As of the Effective Date, the aggregate amount of Receivables owed by Governmental Authorities to the Grantors does not exceed $1,000,000.

          4.8. Intellectual Property. Schedule 6 lists all material Intellectual Property owned by such Grantor in its own name on the date hereof.

          4.9. Vehicles. Schedule 7 is a complete and correct list of all Vehicles owned by such Grantor on the date hereof.

SECTION 5. COVENANTS

          Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations (except any Obligations arising out of Lender Hedge Agreements or in respect of overdrafts and related liabilities owed to the Administrative Agent or any of its Affiliates and arising from treasury, depository and cash-management services in connection with any automated-clearing-house transfers of funds) shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

          5.1. Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount in excess of $100,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be delivered as soon as reasonably practicable to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

          5.2. Maintenance of Insurance. (a) Such Grantor will maintain the insurance required by Section 7.3 of the Credit Agreement.

          (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days or, in the

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case of insurance existing as of the date hereof, at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

          5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a security interest having at least the perfection and priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Credit Documents to dispose of the Collateral.

          (b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

          (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property not issued by the Borrower or its Subsidiaries, Deposit Accounts, Letter of Credit Rights and any other relevant Collateral, taking, at any time after the occurrence and during the continuation of a Default, any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

          5.4. Changes in Locations, Name, etc. Such Grantor will not, except upon 10 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

     (i) change its jurisdiction of organization from that referred to in Section 4.3; or

     (ii) change its name to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.

     5.5. Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:

     (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

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     (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

          5.6. Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the capital stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.

          (b) Without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or permitted under the Credit Agreement or (iii) except as permitted by the Credit Agreement, enter, subsequent to the date upon which such Investment Property becomes Collateral hereunder, into any agreement (other than the Credit Agreement) or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

          (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) and 6.7 with respect to the Investment Property issued by it.

          5.7. Receivables. (a) Other than in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

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          (b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then-outstanding Receivables.

          (c) If such Grantor shall enter into any contract or other transaction with an Applicable Governmental Authority (as defined below) which will result in an Applicable Governmental Authority becoming an obligor on any Receivable of an amount greater than $100,000, such Grantor shall (i) promptly thereafter notify the Administrative Agent thereof, (ii) provide to the Administrative Agent all such documents and instruments, and take all such actions, as shall be reasonably requested by the Administrative Agent to enable the Administrative Agent to comply with the requirements of the Federal Assignment of Claims Act or any other applicable Requirement of Law to perfect its security interest in such Receivables and obtain the benefits of such Act or Law with respect thereto and (iii) otherwise comply with its obligations under Section 5.3(c) with respect thereto. As used in this paragraph, the term “Applicable Governmental Authority” shall mean any Governmental Authority the Requirements of Law applicable to which provide that, for a creditor of a Person to which such Governmental Authority has an obligation to pay money, whether pursuant to a Receivable, a General Intangible or otherwise, to perfect such creditor’s Lien on such obligation and/or to obtain the full benefits of such Lien and such Requirements of Law, certain notice, filing, recording or other similar actions other than the filing of a financing statement under the Uniform Commercial Code must be given, executed, filed, recorded, delivered or completed, including, without limitation, any Federal Governmental Authority to which the Federal Assignment of Claims Act of 1940 is applicable.

          5.8. Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each Trademark material to Holdings and its Subsidiaries taken as a whole on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

          (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent material to Holdings and its Subsidiaries taken as a whole may become forfeited, abandoned or dedicated to the public.

          (c) Such Grantor (either itself or through licensees) (i) will employ each Copyright material to Holdings and its Subsidiaries taken as a whole and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any portion of the Copyrights material to Holdings and its Subsidiaries taken as a whole may become invalidated or otherwise impaired. Such Grantor will not (either itself or through

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licensees) do any act whereby any portion of the Copyrights material to Holdings and its Subsidiaries taken as a whole may fall into the public domain.

          (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property material to Holdings and its Subsidiaries taken as a whole to infringe the intellectual property rights of any other Person.

          (e) Such Grantor will notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any Intellectual Property material to Holdings and its Subsidiaries taken as a whole may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any such Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

          (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

          (g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property material to Holdings and its Subsidiaries taken as a whole, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

          (h) In the event that any Intellectual Property material to Holdings and its Subsidiaries taken as a whole is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

          (i) Notwithstanding anything to the contrary in this Agreement, subject to the provisions of the Credit Agreement, nothing shall prevent any Grantor in the ordinary course of business from abandoning, ceasing to use or otherwise impairing or disposing of any Intellectual

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Property that is not material to the conduct of the business of Holdings and its Subsidiaries taken as a whole if such Grantor reasonably believes that doing so is in its business interests.

          5.9. Vehicles. With respect to any Vehicles acquired by such Grantor subsequent to the date hereof, within 30 days after the date of acquisition thereof, all applications for certificates of title indicating the Administrative Agent’s first priority security interest in the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction in which filing is required and which the Administrative Agent shall reasonably require to perfect its security interests in the Vehicles.

SECTION 6. REMEDIAL PROVISIONS

          6.1. Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right annually (or, if an Event of Default has occurred and is continuing, at any time) to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications annually (or, if an Event of Default has occurred and is continuing, at any time), upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

          (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

          (c) If an Event of Default has occurred and is continuing, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

          6.2. Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time when an Event of Default has occurred and is continuing, communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

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          (b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent.

          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

          6.3. Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends (other than dividends payable in capital stock) paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that such Grantor will not be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Investment Property or the rights and remedies of the Administrative Agent or the Lenders under any Credit Document or the ability of the Administrative Agent or the Lenders to exercise the same.

          (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the

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Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

          (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

          6.4. Proceeds to be Turned Over To Administrative Agent. If an Event of Default occurs and is continuing and the Administrative Agent so requests, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

          6.5. Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default has occurred and is continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Obligations in such order as the Administrative Agent may elect, and any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Administrative Agent to the Borrower or to whosoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

          6.6. Code and Other Remedies. If an Event of Default occurs and is continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default occurs and is continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any

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kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may reasonably deem advisable and at such prices as it may reasonably deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request following and during the continuance of an Event of Default, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

          6.7. Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to

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make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

          (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

          (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

          6.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

          7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral hereunder or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

     (ii) in the case of any Intellectual Property constituting Collateral hereunder, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

     (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

     (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may reasonably deem appropriate; (7) subject to any licenses (and the rights granted therein) existing at the time of such assignment, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the

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Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

          Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

          (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

          7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

          7.3. Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement

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or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof; provided that, at the reasonable request of any Grantor, the Administrative Agent shall amend any such statement (and any other financing statement filed by the Administrative Agent in connection with this Agreement) to exclude any property that is released from, or otherwise not included in, the Collateral.

          7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

          8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.12 of the Credit Agreement.

          8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.3 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

          8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          8.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses

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incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Credit Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

          (b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

          (c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 12.1 of the Credit Agreement.

          (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

          8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may, except pursuant to a merger or consolidation permitted by the Credit Agreement, assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

          8.6. Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Grantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Grantor against and on account of the Obligations and liabilities of such Grantor then due and payable to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Lender pursuant to Section 12.6(b) of the Credit Agreement, and all other claims of any nature or description then due and payable arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said deposits or Indebtedness owing by the Administrative Agent or such Lender, or any of them, shall be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such setoff and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect

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the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such Lender may have.

          8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          8.10. Integration. This Agreement and the other Credit Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.

          8.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          8.12. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

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     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          8.13. Acknowledgments. Each Grantor hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

          8.14. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

          8.15. Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Lender Hedge Agreements and overdrafts and related liabilities owed to the Administrative Agent or any of its Affiliates and arising from treasury, depository and cash-management services in connection with any automated-clearing-house transfers of funds) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

          (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then (i) the Liens created hereby on such collateral shall automatically be released and (ii) the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. In addition, at the request and at the sole expense of the Borrower, the

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Administrative Agent agrees to (x) provide to each Grantor a power of attorney to execute any document reasonably required to permit any sale permitted by the Credit Agreement of any asset, the perfection of which is governed by a certificate-of-title statute, free of the Liens created by the Security Documents and (y) with respect to any jurisdiction in which releases executed pursuant to such power of attorney are insufficient to release such Liens, (1) execute in blank any document reasonably required to permit any sale permitted by the Credit Agreement of any asset, the perfection of which is governed by a certificate-of-title statute, free of the Liens created by the Security Documents and (2) authorize such Grantor to fill in the relevant information to release such Lien. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the capital stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents.

          8.16. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

PIKE HOLDINGS, INC.

By:	/s/ J. Eric pike

Title: President & Chief Executive Officer

PIKE ELECTRIC, INC.

By:	/s/ J. Eric Pike

Title: President & Chief Executive Officer

PIKE EQUIPMENT AND SUPPLY COMPANY

By:	/s/ J. Eric Pike

Title: President & Chief Executive Officer

RED SIMPSON, INC.

By:	/s/ John C. Simpson

Title: Chief Executive Officer

AKERMAN FOUNDATION DRILLING, INC.

By:	/s/ John C. Simpson

Title: Chief Executive Officer

GILLETTE ELECTRIC CONSTRUCTION, INC.

By:	/s/ John C. Simpson

Title: Chief Executive Officer

INDUSTRIAL ELECTRICAL CORPORATION
OF TEXAS

By:	/s/ John C. Simpson

Title: Chief Executive Officer